Exhibit 10.48

14,000,000,000 Yen

Revolving Credit Facility Agreement

Borrower	:	Spansion Japan Limited

Arranger and Agent	:	The Bank of Tokyo-Mitsubishi UFJ, Ltd.

Lenders	:	The Bank of Tokyo-Mitsubishi UFJ, Ltd.
The Norinchukin Bank
Resona Bank, Limited
The Toho Bank, Ltd.

Dated: December 28, 2007

This English translation is prepared by Shimazaki International Law Office in the belief that such translation is faithful to its Japanese original version. Please note, however, that if there is any inconsistency between this translation and the Japanese version, the Japanese version prevails.

Schedule 1 (List of Parties)	70
Schedule 2 (List of Distributors)	73
Attachment 1 (Request for Borrowing)	74
Attachment 2 (Confirmation)	76
Attachment 3 (Receipt)	77
Attachment 4 (Report concerning Financial Covenant)	79
Attachment 5 (Notice of Status Assignment to the Agent)	81
Attachment 6 (Notice of Assignment to the Agent)	83
Attachment 7 (Request for Extension of Commitment)	86

Revolving Facility Agreement

THIS AGREEMENT (“this Agreement”), dated as of December 28, 2007, is entered into by and among Spansion Japan Limited, as the borrower (hereinafter referred to as the “Borrower”), the several financial institutions named in the Schedule I hereto, as lenders (hereinafter collectively referred to as the “Lenders” and individually as a “Lender”), and The Bank of Tokyo-Mitsubishi UFJ, Ltd., as the agent (hereinafter referred to as the “Agent”).

Article 1 Definition

(1)	The following terms when used herein shall (unless the context otherwise requires) have the following meanings:

1	“Business Day” means any day other than those days on which commercial banks in Japan are authorized or required by the Laws and Ordinances to remain closed.

2	“Agent Services” mean such services provided herein as are entrusted to the Agent by the Lenders in the interests of the Lenders.

3	“Agent’s Account” means a current account held by the Agent opened with The Bank of Tokyo-Mitsubishi UFJ, Ltd., Tokyo Main Office (Account No.41097; Account Name: The Bank of Tokyo-Mitsubishi UFJ, Ltd., Syndicate Loan guchi), or such other account as the Agent may designate and notify the Borrower and the Lenders from time to time.

4	“Agent Fee” means such fee payable by the Borrower to the Agent as separately agreed between the Borrower and the Agent.

5	“Extension Date” means December 28 (or the immediately preceding Business Day if such date falls on a day which is not a Business Day) of each year after the date of execution hereof and until the Commitments of all Lenders terminate.

6	“Extended Commitment Termination Date” has the meaning as defined in Article 32(3)1 hereof.

7	“Extension Statement” has the meaning as defined in Article 32(3)(i) hereof.

8	“Request for Extension” has the meaning as defined in Article 32(3)(i) hereof.

9	“Loan Period” means the period commencing on (and including) the Disbursement Date and ending on (and including) the Maturity Date.

10	“Commitment” means the obligation of each Lender to make an Individual Advance to the Borrower as provided in Article 2(1) hereof.

11	“Commitment Amount” means, with respect to each Lender, the amount set forth opposite to the name of such Lender in the Schedule I hereto or such other altered amount if the original amount changes pursuant to Article 2(5).

12	“Individual Loan” means the loan receivables in connection with an Individual Advance.

13	“Disbursement Suspension Period” means the period commencing on (and including) the day the Borrower receives the notice under Article 9(1) and ending on (and including) the day it receives the notice under Article 9(2).

14	“Disbursement Suspension Event” means (i) occurrence of natural calamity or war; (ii) suspension or disruption of electricity, communication or various clearing and settlement systems; (iii) any event that has occurred in the Tokyo interbank market to make it impossible to carry out the lending and borrowing transactions in Yen funds; and (iv) any other event that is not attributable to the Lenders which the Majority Lenders (or, if the decision-making of the Majority Lenders is infeasible, the Agent) reasonably deem has made it impossible for a Lender to disburse the Individual Advances.

15	“Request for Borrowing” means an application on the form of Attachment 1 hereto to be delivered to the Agent in accordance with Article 5(1) when the Borrower desires to make a borrowing pursuant to this Agreement.

16	“Refinanced Existing Advance” means an already disbursed and outstanding Individual Advance the Due Date of which is the Proposed Disbursement Date of a Refinancing New Advance.

17	“Refinancing New Advance” means an Individual Advance to be disbursed on the Proposed Disbursement Date which is the Due Date of the Advance that has already been disbursed and outstanding.

18	“Base Loan Period” means the period to be set forth in the Request for Borrowing as the benchmark for setting the Base Rate applicable to the Individual Advances to be provided in response to such a Request for Borrowing.

19

“Base Rate” means, if the relevant Base Loan Period is an integral number of month, a rate corresponding to such Base Loan Period among rates of Yen-TIBOR-ZTIBOR (appearing on the Telerate Page 17097) at 11:00 a.m. (or at the nearest possible time after 11:00 a.m.) on the day that is two (2) Business Days preceding each Proposed Disbursement Date; provided that (in the event the relevant Base Loan Period is a period other than an integral number) if such Base Loan Period is any period of days of more than one week but less than one month, such rate shall be the one which is the higher of the rates applicable to one week or one month, or if such Base Loan Period is any period of days of more than one month but less than two months, such rate shall be the one which is the higher of the rates applicable to one month or two months, or if such Base Loan Period is any period of days of more than two months but less than three months, such rate shall be the one which is the higher of the rates applicable to two months or three months, or if such Base Loan Period is less than one week, such rate shall be the one applicable to one week. In the event that the relevant Base Loan Period is an integral number of months and the relevant rate is not published for any reason, then the Base Rate means the rate that is reasonably determined by the Agent as an offered rate per annum applicable for loans in yen for the period concerned in the Tokyo interbank market, at 11:00 a.m. or at the nearest possible time prior thereto on the day that is two (2) Business Days preceding the Proposed Disbursement Date. If such a Base Loan Period is not an integral number of month and for any reason the rate determined in accordance with the foregoing rules is not published, then the Base Rate means the rate as reasonably determined by the Agent.

20	“Accounting Documents, Etc.” means the documents prescribed in any of (a) to (d) below, while the term “Accounting Documents, Etc.” used in respective provisions hereof other than this Article 1(1)20 in relation to the last period for settlement of accounts occurring before the effective date (May 1, 2006) of the Company Law of Japan (Law No. 86 of 2005) (the “Company Law”) for the Borrower which is subject to the Company Law (May 1, 2006), means the documents prescribed in (e) or (f) below:

(a)	(i) Accounting documents (meaning the balance sheet and the income statement as provided in paragraph 2 of Article 435 of the Company Law and the statement of change of shareholders’ equity, etc. and the unconsolidated table of notes as provided in paragraph 1 of Article 91 of the Rules on Company Accounting); and (ii) a business report; for each financial year, each as provided for in paragraph 2 of Article 435 of the Companies Law.

(b)	Extraordinary accounting documents (as provided in paragraph 1 of Article 441 of the Company Law) actually prepared by the Borrower

(meaning the balance sheet as of the date of extraordinary settlement of accounts, as defined in such paragraph, and the income statement for a period starting from the first day belonging to the financial year during which such date of extraordinary settlement of accounts falls and ending on such date of extraordinary settlement of accounts).

(c)	Consolidated accounting documents, as provided for in paragraph 2 of Article 435 of the Companies Law, (meaning the consolidated balance sheet, the consolidated income statement, the consolidated statement of change of shareholders’ equity, etc. and the consolidated statement of table of notes as provided in Article 93 of the Rules on Company Accounting; hereafter the same in this Article 1(1)20(c)) which may be required to be prepared by the Borrower pursuant to paragraph 3 of Article 444 of the Company Law for each financial year, and such other consolidated accounting documents actually prepared by the Borrower for each financial year as provided in paragraph 1 of Article 441 of the Company Law.

(d)	The balance sheet, the income statement, the statement of change of shareholders’ equity, etc. and the notes thereto actually prepared by the Borrower on the consolidated and unconsolidated basis.

(e)	The balance sheet, the income statement, the business report and the proposed resolution of appropriation of profit or loss, each as provided in each Sub-paragraph of paragraph 1 of Article 281 of the Commercial Code of Japan (meaning the Commercial Code in force before amendment by Law No. 86 of 2005).

(f)	The balance sheet and income statement actually prepared on the consolidated and unconsolidated basis by the Borrower.

21	“Accounting Period” means the period commencing on (and including) the first date of each financial year of the Borrower and ending on (and including) the last date of such financial year.

22	“Taxes and Duties” means all taxes and duties including income tax, corporate income tax and any other taxes that may be imposed in Japan.

23	“Subsidiary” and “Affiliated Company” mean a company as so defined under Article 8 of the Regulation concerning Terminology, Forms and Method of Preparation of Financial Statements.

24	“Individual Advance” means each Advance made by a Lender, respectively, in accordance with the same Request for Borrowing.

25	“Individual Advance Money” means the money lent (or to be lent) by a Lender to the Borrower as an Individual Advance, and the “Individual Advance Amount” means the amount of the Individual Advance Money. Individual Advance Amount is calculated by multiplying the amount of an Advance related to the relevant Request for Borrowing by the Commitment Ratio (or Unused Commitment Amount, if the amount of an Advance related to the relevant Request for Borrowing is equal to the total of Unused Commitment Amount of the Lenders) of each related Lender.

26	“Individual Advance Payable” means the principal, the interest, default interest, Breakage Costs and any and all the other monies payable by the Borrower hereunder in connection with an Individual Advance, and the “Individual Advance Payable Amount” means the amount of such an Individual Advance Payable.

27	“Commitment Commencement Date” means January 8, 2008.

28	“Commitment Period” means the period commencing on (and including) the Commitment Commencement Date and ending on (and including) the day when the Commitments of all Lenders terminate in their entirety; provided, however, that in the event of the extension of the Commitment owed by respective Lenders pursuant to Article 32(3) hereof, it means the period ending on the Commitment Termination Date after such extension in respect of each Lender, and the same shall also apply in the event of any subsequent extension of the Commitment.

29	“Commitment Termination Date” means December 28, 2009 (or the immediately preceding Business Day, if such date falls on a day which is not a Business Day); provided, however, that in the event of the extension of the Commitment owned by respective Lenders pursuant to Article 32(3) hereof, it means the last date of such a extended period in respect of each Lender, and the same shall also apply where the Commitment is further extended thereafter.

30	“Commitment Ratio” means the percentage of the Commitment Amount of each Lender to the Total Commitment Amount.

31	“Proposed Disbursement Date” means the Business Day (excluding the Commitment Termination Date, but including a Commitment Termination Date in respect of a Lender if the Commitment owed by such a Lender has been extended pursuant to Article 32(3) hereof to survive such a Commitment Termination Date) during the Commitment Period that the Borrower designates in the Request for Borrowing as the date on which the Borrower desires the Lender to disburse an Advance.

If the Agent submits the Extension Statement to the Borrower and the Consenting Lender(s) pursuant to Article 32(3)1 hereof, such Proposed Disbursement Date may fall on the Business Day within the Commitment Period so extended, in the event of extension of the Commitment pursuant to Article 32(3) hereof.

32	“Disbursement Date” means the date of the disbursement of Advance.

33	“Payment Time” means 10:30 a.m. of the Due Date.

34	“Syndicate Account” means the ordinary account (Account No: 4700417; and Account Name: Spansion Japan Limited) opened with The Bank of Tokyo-Mitsubishi UFJ Ltd., Kawasaki-Ekimae Branch in the name of the Borrower or such other account opened from time to time with the head office or any branch of The Bank of Tokyo-Mitsubishi UFJ Ltd. with the approval of the Agent.

35	“Spread” means 0.50% per annum.

36	“Breakage Costs” mean the amount (to the extent permitted by any Laws and Ordinances) which is calculated by applying the difference between the Reinvestment Rate and the Applicable Rate of Interest, only if the Reinvestment Rate is below the Applicable Rate of Interest pertaining to the period during which the date of such repayment or offset occurs, for the actual number of days in the Remaining Period to the amount of the principal repaid or offset, where the principal of the Individual Advance is repaid or offset prior to the Due Date. For the purpose of this Paragraph, the “Remaining Period” means the period from the day when the repayment or offset occurs to the Due Date; and the “Reinvestment Rate” means the interest rate that is reasonably determined by the Lenders on the assumption that the principal so repaid or offset were to be reinvested in the Tokyo interbank market for the Remaining Period. The Breakage Costs shall be calculated on the daily pro-rated basis of 365 days year (including the first day but excluding the last day) with divisions being made at the end of the calculation with any fraction of less than one (1) yen being rounded down.

37	“Total Commitment Amount” means the total of the Commitment Amounts of all Lenders.

38	“Total Outstanding Balance” means the total principal amount of the Individual Advance Payable Amount owed to all Lenders.

39	“Increased Costs” means an increase (reasonably calculated by the relevant

Lender) in the lending costs under this Agreement incurred by the Lenders which results from the enactment, abolishment or change of any applicable Laws and Ordinances or the change of interpretation or implementation of such Laws and Ordinances (excluding, however, any such increase resulting from the change of the tax rate applicable to the taxable income of such Lender).

40	“Lender with Increased Costs” means the Lender with respect to which the Increased Costs have occurred.

41	“Majority Lenders” means, at the Reference Time for Decision-Making, one or more Lenders with their Commitment Ratio in the aggregate of not less than 66.7% (provided, however, that, after all Lenders’ Commitments are extinguished, in the case of any outstanding balance in relation to the Advance hereunder, the percentage shall be calculated based upon the ratio of the principal amount of the Individual Advance Payable Amount of respective Lenders to the Total Outstanding Balance as of the Reference Time for Decision-Making). Notwithstanding the foregoing, however, in the case of the decision-making of the Majority Lenders to dispatch the notice stipulated in Article 22(2) in connection with the acceleration, the percentage shall be not less than 66.7% of the total principal amount of the Individual Advance Payable Amount of all consenting Lenders to the Total Outstanding Balance as of the Reference Time for Decision-Making. For the purpose of this Sub-paragraph, “Reference Time for Decision-Making” means the time when the Agent receives the notice stipulated in Article 27(1)(i) in cases where a Lender determines that an event which requires instructions of the Majority Lenders has occurred, or the time when the Agent dispatches the notice stipulated in Article 27(2) in cases where the Agent determines that the decision-making of the Majority Lenders is required.

42

“Reimbursable Costs” means, where the Agent makes a Reimbursable Payment, the amount calculated by applying the Funding Rate for the actual number of days in the Reimbursement Period to the amount of Reimbursable Payments. For the purpose of this Sub-paragraph, “Reimbursement Period” means the period from the day when the Agent makes a Reimbursable Payment to the day when the Agent is reimbursed by the relevant Lender or Lenders or the Borrower for such a Reimbursable Payment; and Funding Rate” means the interest rate that is reasonably determined by the Agent as the interest rate to finance the amount of Reimbursable Payment for the Reimbursement Period. The Reimbursable Costs shall be calculated on the daily pro-rated basis of 365 days year (including the first day but excluding the last day) with divisions being made at the end of the calculation with any fraction of less than one (1) yen being rounded down.

43	“Reimbursable Payment” means the act of payment by the Agent on behalf of the Borrower to the Lenders the amount equivalent to the amount to be distributed to the Lenders on the Due Date in accordance with Article 19(1) through 19(5) prior to the completion of the payment by the Borrower. The Borrower or the Lenders shall not raise any objection to the Agent making a Reimbursable Payment.

44.	“Provision of Collateral” means creating any security interest, or granting an option for any security interest, upon an asset of the Borrower in favor of any creditor to secure any obligation owed by the Borrower or any third party; except where statutory liens, possessory liens and any other statutory security interests will be granted over the assets of the Borrower through the operation of any Laws and Ordinances.

45	“Interim Accounting Period” means the period of six months commencing on (and including) the starting date of the fiscal year of the Borrower. For the purpose of the calculation of such Interim Accounting Period specified in this Sub-paragraph, the provision of Article 1(2) shall not be applicable.

46	“Qualified Assignee” shall mean a Lender or Lenders as at the date hereof, or any Qualified Assignee which is specified in paragraph 1 of Article 10 of the Cabinet Office Ordinance concerning Article 2 of the Financial Instruments and Exchange Law and a debt management and collection company as provided in paragraph 3 of article 2 of the Special Measure Law concerning Debt Management and Collection Business.

47	“Applicable Rate of Interest” means an annual rate obtained by adding the Spread and the Base Rate.

48	“Consenting Lenders” has the meaning as defined in Article 32(3)(i) hereof.

49	“Effective Date” means December 28, 2007.

50	“Facility Fee” means the fee payable by the Borrower to the Lenders.

51

“Facility Fee Calculation Period” means in respect of the respective Lenders the period commencing on (and including) a Facility Fee Calculation Date and ending on (and excluding) the next Facility Fee Calculation Date or the Commitment Termination Date (except the original Commitment Termination Date which should have been effective if the Commitment for the relevant Lender had not been extended pursuant to Article 32(3) hereof; hereafter the same in this Sub-paragraph; for the avoidance of doubt, if the Commitment owed by any Lender or Lenders to the Borrower terminates on a date before the Commitment Termination Date, a Facility Fee Calculation Period in respect of such a Lender or Lenders shall no longer exist following the Facility Fee Calculation Period during which the Commitment of such a Lenders or Lenders terminates.

52	“Facility Fee Calculation Date” means the Commitment Commencement Date and June 28 and December 28 of each year.

53	“Facility Fee Rate” means 0.15% per annum.

54	“Due Date” means the Maturity Date with respect to the principal and accrued interest on the Advance; the date set forth in Article 15(1) with respect to the Facility Fee; and, the date set forth as the date on which payments shall be made in accordance with this Agreement, with respect to other monies.

55	“Disclosure Reports, Etc.” means annual securities reports, semiannual reports, quarterly reports, extraordinary reports, revision reports, and the like.

56	“Laws and Ordinances” means treaties, laws, enabling legislations, ordinances, regulations, notices, judgments, decrees, awards, circulars and policies of relevant authorities.

57	“Trade Receivables” means the trade receivables held by the Borrower against the companies as set forth in Schedule 2 attached hereto (or such other company or companies as may be changed by the Borrower with prior notice to each Lender through the Agent not later than one (1) month prior to such change and with prior consent of the Agent and all Lenders thereto.

58	“Trade Receivables Receiving Account” means the Trade Receivables Receiving Yen Account in relation to the Trade Receivables in Yen, or the Trade Receivables Receiving USD Account in relation to the Trade Receivables in US dollars.

59	“Trade Receivables Receiving Yen Account” means the saving accounts (Account No. 4700417; Account Name: Spansion Japan Limited, and Account No. 1145293; Account Name: Spansion Japan Limited) opened with The Bank of Tokyo-Mitsubishi UFJ Ltd., Kawasaki-Ekimae Branch in the name of the Borrower or such other account opened from time to time with the head office or any branch of The Bank of Tokyo-Mitsubishi UFJ Ltd. with the approval of the Agent.

60	“Trade Receivables Receiving USD Account” means the saving account (Account No. 1125519; and Account Name: Spansion Japan Limited) opened with The Bank of Tokyo-Mitsubishi UFJ Ltd., Kawasaki-Ekimae Branch in the name of the Borrower or such other account opened from time to time with the head office or any branch of The Bank of Tokyo-Mitsubishi UFJ Ltd. with the approval of the Agent.

61	“Advance” means the aggregate of the Individual Advances provided by the respective Lenders pursuant to a single Request for Borrowing.

62	“Maturity Date” means the date specified in Article 5(3).

63	“Unused Commitment Amount” means, in respect of respective Individual Advances, the remaining balance of the Commitment Amount of a Lender after deduction of the Individual Advance Payable Amount to such a Lender.

64	“Assignee” means the person or entity to whom the Individual Loan is assigned in accordance with Article 30(1).

65	“Assignor” means the person or entity who assigns the Individual Loan in accordance with Article 30(1).

(2)	For the purpose hereof, the one (1) month period means such period commencing on (and including) the starting date of calculation and ending on (and including) the corresponding date in the next calendar month, and also any period consisting integral multiples of month shall be calculated in the same way; provided, however, that if such corresponding date is not a Business Day, the following Business Day shall be the last day of the period concerned; provide, further, that if as a result thereof, such last day falls in the next calendar month, then such Business Day immediately preceding such corresponding date shall be the last day of the period concerned. Notwithstanding the foregoing, if the starting date of calculation is the last Business Day of a calendar month, the last day of the period concerned shall be the last Business Day of the calendar month to which the corresponding date belongs, and if no corresponding date exists in the calendar month during which such period is to terminate, then the last Business Day of such calendar month shall be deemed to be the last day of the period concerned.

(3)	For the purpose hereof, the one (1) week period means the period commencing on (and including) the starting date of calculation and ending on (and including) the same day next week as such starting date; provided, however, that if such last day is not a Business Day, the last day of the period concerned shall be the next Business Day of the same next week, irrespective of whether such next Business Day belongs to the next calendar month.

Article 2 Rights and Obligations of Lender

(1)	A Lender shall provide an advance to the Borrower up to the Commitment Amount of such Lender.

(2)	Unless otherwise provided in this Agreement, the obligations of each Lender under this Agreement are several and independent upon other Lenders. Therefore, no Lender may be released from its obligations hereunder on account of other Lenders not performing such obligations, nor is each Lender liable for the non-performance of the obligations hereunder of other Lenders.

(3)	If any Lender fails to disburse the Individual Advance on the Proposed Disbursement Date in breach of its Commitment, such Lender shall indemnify the Borrower for all the damages, losses, expenses and others incurred by the Borrower due to such breach of the Commitment immediately upon the request of the Borrower; provided, however, that the amount of compensation of the Borrower for such damages, losses, expenses and others incurred shall not exceed the total amount of the interest and other expenses that the Borrower has been required or will be required to pay when the Borrower in fact relies on another borrowing due to the failure of a Lender to provide its Individual Advance on the Proposed Disbursement Date after deduction of the interest and other expenses that the Borrower would have been required to pay if such failed Individual Advance had been provided on the Proposed Disbursement Date.

(4)	Unless otherwise provided in this Agreement, each Lender may exercise its rights under this Agreement separately and independently from other Lenders.

(5)

The Borrower may, during the Commitment Period, upon not less than ten (10) Business Days’ prior notice to the Agent, terminate or partially reduce the Total Commitment Amount. In the case of reduction of the Total Commitment Amount, the amount to be so reduced shall be one hundred million (100,000,000) yen or any integral multiples thereof and each Lender’s Commitment Amount shall be reduced on a pro rata basis according to the Commitment Ratio of such Lender as of that time. The Agent shall, upon receipt of such a notice from the Borrower, forthwith notify each Lender of the particulars thereof. The Borrower may not rescind such notice. The termination of or the partial reduction of the Total Commitment Amount shall take effect on the proposed date as designated in such notice. Notwithstanding the foregoing, if the principal amount of a Lender’s Individual Advance Payable comes to exceed such a Lender’s Commitment Amount as the result of the termination or the reduction of the Total Commitment Amount, the Borrower shall pay the principal of such Individual Advance Payable on the relevant Maturity Date.

Article 3 Use of Proceeds

The Borrower shall use the proceeds of the funds procured from the Advance only for its working capital and other general corporate purposes. The Agent and each Lender shall be obliged to neither monitor nor review the way in which such proceeds are actually used by the Borrower.

Article 4 Conditions Precedent to Effectiveness of This Agreement

This Agreement shall take effect on the Effective Date on the condition that the Borrower submits all of the following documents to the Agent and the Agent and the Lenders are satisfied with the contents thereof:

(a)	a certificate of seal registration of the representative (issued within three (3) months prior to the Effective Date) of the Borrower who signs and affixes his seal to this Agreement;

(b)	a certified copy of the Commercial Register or a certificate of all items of current registration or all items of historical registration of the Borrower (issued within three (3) months prior to the Effective Date);

(c)	a certified copy of the articles of incorporation of the Borrower;

(d)	submission of the seal or signature of the Borrower in the form designated by the Agent; and

(e)	a certified copy (or extract) of the minutes of the meeting of the board of directors of the Borrower approving its execution of this Agreement and borrowings under this Agreement or the written confirmation in the form of Attachment 2 hereto (a document attested by an authorized officer showing that the Borrower has completed all the necessary procedures on the part of the Borrower under the Laws and Ordinances and its intra-company rules and regulations in connection with the execution of this Agreement and borrowings under this Agreement).

Article 5 Request for Disbursement of Advance

(1)	If the Borrower desires for disbursement of Advance, the Borrower shall request the disbursement of Advance from the Lenders by submitting the Request for Borrowing to the Agent not later than noon on not less than three (3) Business Days prior to the Proposed Disbursement Date. The submission of the Request for Borrowing is made through the transmission of Request for Borrowing via facsimile and the Agent’s confirmation via telephone that it in fact has received such document.

(2)	The amount of Advance to be specified in the Request for Borrowing shall be at least one hundred million (100,000,000) yen or any integral multiple thereof; or the aggregate of the Unused Commitment Amount of the Lenders, and at the same time, with respect to the Lenders, the Individual Advance Amount calculated from the amount of such Advance shall not exceed the Unused Commitment Amount of any Lender (provided that, if there is an Individual Advance outstanding the Due Date of which will arrive by (and including) the Proposed Disbursement Date, the Unused Commitment Amount shall be calculated on the assumption that the Borrower’s payment obligation in relation to that Individual Advance will be performed in full) as of the Proposed Disbursement Date as stated in the Request for Borrowing; .

(3)

The Base Loan Period to be stated in the Request for Borrowing shall be for a period of one (1) week or more but not more than three (3) months as determined by the Borrower at its discretion. In the case where the Base Loan Period is any integral number of month, the Maturity Date shall be the corresponding date falling within the calendar month after the number of months of such Base Loan Period; provided, however, that if such corresponding date is not a Business Day, the Maturity Date shall be the next following Business Day unless it falls in the next month, in which case the Maturity Date shall be the immediately preceding Business Day. Notwithstanding the foregoing, in the event the Proposed Disbursement Date is the last Business Day of a calendar month or the day corresponding to the Proposed Disbursement Date does not exist in the calendar month concerned, the Maturity Date shall be the last Business Day of the calendar month after the number of months in the Base Loan Period from the month to which the Proposed Disbursement Date belong. If the Base Loan Period is a period other than any integral number of months, the Maturity Date shall be the last day of the period reckoned by day count from the Proposed Disbursement Date (inclusive); provided, however, that the Borrower may not designate such a Base Loan Period ending on a day that is not a Business Day. The Borrower may not designate the Maturity Date beyond the Commitment Termination Date; provided, however, that if the Maturity Date of an Advance for a one (1) week period goes beyond the Commitment Termination Date effective at the time of the Request for Borrowing in respect of all Lenders whose Commitments are valid as of the Proposed Disbursement Date, the Borrower may apply for an Advance or Advances with Base Loan Periods that are less than one (1) week such that the Maturity Date will be the same date as the Commitment Termination Date (in this case, the Base Loan Period on the Request for Borrowing will be described as a period of less than one (1) week).

(4)	The number of Advances which may be made on the same Proposed Disbursement Date shall not be more than two (2).

(5)	The indication of intention to apply for a disbursement pursuant to Article 5(1) shall be effective with respect to the Lenders upon the Agent’s receiving the Request for Borrowing pursuant to Article 5(1). After the Agent receives the Request for Borrowing, the Borrower may not, for any reason, rescind or change the Request for Borrowing once submitted under Article 5(1) with respect to any of such Lenders. When the Agent receives a Request for Borrowing from the Borrower, the Agent shall forward such a Request for Borrowing so submitted via facsimile to the Lenders on at least three (3) Business Days prior to the Proposed Disbursement Date.

(6)	If a Request for Borrowing that the Agent receives pursuant to this Article 5 is an application for a Refinancing New Advance, the Agent shall promptly make the offset set forth in the proviso of Article 7(1), and shall notify all Lenders of the result thereof in writing when sending a copy of the Request for Borrowing to the Lenders pursuant to Article 5(5).

Article 6 Conditions Precedent for Commitment

During the Commitment Period, each Lender shall owe its Commitment, subject to satisfaction of all the following conditions (irrespective of whether or not the notice pursuant to Article 8(1) has been made) as of such Proposed Disbursement Date. The satisfaction of the conditions precedent shall be determined in respect of each Lender and neither the Agent nor any other Lenders shall be liable for the determination by and non-disbursement of Individual Advances which should have been provided by any Lender.

(i)	The request for disbursement of Advance satisfies the requirements set forth under Article 5(1) through Article 5(4); provided that in the event the number of Advances which may be made on the same Proposed Disbursement Date is plural, the aggregate amount of Individual Advance Amount calculated from the aggregate amount of all Advances stated in respective Requests for Borrowing shall not exceed the Unused Commitment Amount of the Lenders (provided, further, that if there is an Individual Advance outstanding whose Due Date will arrive by (and including) the Proposed Disbursement Date, the Unused Commitment Amount shall be calculated on the assumption that the Borrower’s payment obligation in relation to that Individual Advance will be performed in full) as of such Proposed Disbursement Date.

(ii)	The Commitments of all Lenders have not been released pursuant to Article 9(3).

(iii)	All the matters stated in Article 20 are true and correct.

(iv)	The Borrower has not breached any of provisions of this Agreement, and there is no likelihood that such breach may occur on or after such Proposed Disbursement Date.

(v)	The Commitment of such Lender has not terminated pursuant to the provisions of this Agreement (including, but not limited to, Article 10(2) and Article 32 hereof).

(vi)	The amount of the Advance stated in the Request for Borrowing (provided that in the case of multiple Requests for Borrowing on a single Proposed Disbursement Date the amounts of all such Advances stated in respective Requests for Borrowing shall be aggregated) and the aggregated amount of all Advances already provided and outstanding as of the Proposed Disbursement Date as stated in such Request for Borrowing (provided that if any Individual Advance is outstanding whose Due Date arrives by such Proposed Disbursement Date, the Borrower’s payment obligation with respect to such an Individual Advance shall be assumed to have been performed in full) is less than the total amount of the Trade Receivables stated in the most recent statement at the time of such a Request for Borrowing (or in respect of the Trade Receivables in US dollars, the amount denominated in yen at the telegraphic transfer middle rates of yen against a US dollar published by the Agent on the last day of the month (or the immediately preceding Business Day, if such last day is not a Business Day) covered by such a statement of the Trade Receivables), which has been submitted to the Agent and the Lenders pursuant to Article 21(1)8 or 21(1)9.

Article 7 Disbursement of the Advance

(1)

Subject to the Lenders receiving the request for the Advance in accordance with Article 5, not making a notice pursuant to Article 8(1) and the full satisfaction of each provision in Article 6 as of each Proposed Disbursement Date, each Lender shall remit the Individual Advance Amount to the Syndicate Account on such Proposed Disbursement Date (each Lender shall complete such remittance to the Syndicate Account not later than 11 a.m. on such a Proposed

Disbursement Date). Upon the Individual Advance Amount being credited to the Syndicate Account by each Lender, such an Individual Advance shall be deemed duly provided. In the case of multiple Advances on a single Proposed Disbursement Date and if notwithstanding that all conditions precedent set forth in Article 6(i) through (vi) were satisfied on the Proposed Disbursement Date, the amount credited to the Syndicate Account on the Proposed Disbursement Date falls short of the aggregate amount of the Individual Advance Amounts which should have been provided by a Lender, the Agent shall determine in its reasonable discretion which of such Advances has been duly provided. In such a case, as for the Individual Advances that were not deemed provided, the Agent shall give a notice immediately to the Lenders and the Borrower to that effect. Notwithstanding the foregoing, with respect to the provision of an Individual Advance in the form of a Refinancing New Advance, the Lender shall offset (a) the principal amount of the Individual Advance Payable constituting the Refinanced Existing Advance as of the Proposed Disbursement Date by (b) the Individual Advance Amount constituting the Refinancing New Advance, and depending on the results thereof, the following arrangement shall be made:

(i)	If the Individual Advance Amount constituting the Refinancing New Advance exceeds the principal of the Individual Advance Payable constituting the Refinanced Existing Advance:

If a Lender receives an application for an Advance in accordance with Article 5 and does not give a notice pursuant to Article 8(1), and all conditions precedent set forth in each Sub-paragraph of Article 6 are satisfied at the time of the Individual Advance, such a Lender shall credit to the Syndicate Account the full amount of the difference between the Individual Advance Amount constituting the Refinancing New Advance and the principal of the Individual Advance Payable constituting the Refinanced Existing Advance (for this purpose, each Lender is required to complete the remittance to the Syndicate Account not later than 11:00 a.m.) on the Proposed Disbursement Date, and the Individual Advance constituting the Refinancing New Advance shall be deemed duly provided in full upon such a remittance; provided, however, that even if the Lender remits to the Syndicate Account the difference between the

Individual Advance Amount and the principal of the Individual Advance Payable, if the interest accrued to the Refinanced Existing Advance and any such sum other than the principal of Refinanced Existing Advance which shall be due and payable to each Lender on such Proposed Disbursement Date is not paid by the Payment Time, the full Individual Advance Amount constituting the Refinancing New Advance shall be deemed not yet provided. The Borrower shall return to the Agent forthwith the amount remitted to the Syndicate Account on such a Proposed Disbursement Date.

(ii)	If the Individual Advance Amount constituting the Refinancing New Advance is less than or equal to the principal of the Individual Advance Payable constituting the Refinanced Existing Advance:

If a Lender receives an application for an Advance in accordance with Article 5 and does not give notice pursuant to Article 8(1), and all conditions precedent set forth in each Sub-paragraph of Article 6 are satisfied on the Proposed Disbursement Date, the Individual Advance in relation to the Refinancing New Advance shall be deemed duly provided in full upon such remittance; provided, however, that if the Borrower does not pay the remaining balance of the principal of Refinanced Existing Advance after deduction of the principal of Refinancing New Advance, and the interest accrued on the Refinanced Existing Advance and any amount, excluding the principal of Refinanced Existing Advance, due and payable to each Lender on the Proposed Disbursement Date, the full Individual Advance constituting the Refinancing New Advance shall be deemed not provided.

(2)	Upon disbursement of the Advance pursuant to the preceding Paragraph (1), the Borrower shall without delay deliver to the Agent a receipt in the form attached hereto as Attachment 3 quoting the amount of the Advance and the description of the Individual Advances or a receipt in other forms as the Agent may designate. The Agent, upon receipt of such a receipt, shall forthwith forward copies of such a receipt to each Lender who has provided its Individual Advance. The Agent shall retain the original of such a receipt for the account of each such Lender until the entire amount of the Individual Advance Payable shall be paid off.

Article 8 Non-Disbursement of the Individual Advance

(1)	If any Lender (the “Non-Disbursing Lender”) determines that it will not disburse an Individual Advance for the reason that all or part of the conditions precedent set forth in Article 6 has not been satisfied, it shall notify the Agent, the Borrower and all of the other Lenders thereof together with the reasons therefor, not later than 5 p.m. on one Business Day prior to the Proposed Disbursement Date for such an Individual Advance; provided, however, that if notwithstanding the fulfillment of all the conditions precedent set forth in Article 6, a Non-Disbursing Lender failed to provide the Individual Advance by issuing such notice, such Non-Disbursing Lender shall not be relieved from its liabilities for the breach of its Commitment.

(2)	If the Non-Disbursing Lender decided not to disburse pursuant to Article 8(1) the Individual Advance that otherwise should have been a Refinancing New Advance, the Borrower shall pay off the principal of the Individual Advance Payable constituting the Refinanced Existing Advance, which is owed to the Non-Disbursing Lender, in accordance with Article 18 (except the proviso thereof), .

(3)	If any Non-Disbursing Lender or the Agent incurs damages, losses, expenses and others as a result of such Non-Disbursing Lender being unable to provide the Individual Advance (including the case where (i) the Agent submits the Extension Statement to the Borrower and the Consenting Lender(s) pursuant to Article 32(3)1 hereof, (ii) the Borrower designates a Proposed Disbursement Date which is a Business Day during the Commitment Period so extended and (iii) the Commitment is not extended), the Borrower shall indemnify such Non-Disbursing Lender or the Agent for such damages, losses, expenses and others; provided, however, that the preceding sentence shall not apply if the failure of such Non-Disbursing Lender to provide its Individual Advance constitutes a breach of such Non-Disbursing Lender’s Commitment.

Article 9 Exemption from Liability of the Lenders

(1)	If any Disbursement Suspension Event has occurred on any Lender, the Agent shall forthwith notify the Borrower, the Agent and the rest of the Lenders thereof.

(2)	If after such a notification as mentioned in the preceding Paragraph (1) the Majority Lenders (or the Agent, if the decision-making of the Majority Lenders is infeasible) determine that such event has ceased to exist, the Agent shall immediately notify the Borrower and the Lenders thereof.

(3)	During the Disbursement Suspension Period in respect of any Lender, the Commitments of all Lenders shall be released.

Article 10 Increased Costs

(1)

Any Lender with Increased Costs may request the Borrower to choose either to bear the Increased Costs or to terminate the Commitment of such Lender with Increased Costs without bearing the Increased Costs. The Borrower shall reply to such a request by giving a notice to the Agent and all Lenders via the Agent within ten (10) Business Days of the receipt of such a request. If the Borrower fails to reply to such a request by the end of such reply period, the Borrower shall be deemed to have chosen to pay the Increased Costs. If the Borrower chooses or is deemed to choose to pay the Increased Costs with respect to a Lender with Increased Costs, the Borrower shall pay the Increased Costs to such Lender with Increased Costs within five (5) Business Days of the date on which such a notice was made or within five (5) Business Days after the grace period of ten (10) Business Days elapsed, as the case may be. If the Borrower chooses to terminate the Commitment of such a Lender with Increased Costs, the Borrower may terminate the Commitment of such Lender with Increased Costs as of the date as determined and specified by the Borrower in the notice without paying the Increased Costs; provided that the termination date of such a Lender with Increased Costs shall be a day not less than ten (10) Business Days after the notice is delivered to the Agent and all Lenders via the Agent (hereinafter in this Article referred to as the “Termination Date “). Notwithstanding the foregoing, if an application for another Advance pursuant to Article 5 is made during the period from the date (inclusive) of receipt of such a request from such a Lender with Increased Costs through the delivery date (inclusive) of the notice to terminate the Commitment of such a Lender with Increased Costs, the Borrower may not terminate the Commitment of such a Lender with Increased Costs until the Proposed Disbursement Date for such an application for the Advance. If the Borrower terminates the Commitment of such Lender with Increased Costs pursuant to this Paragraph (1), the Borrower shall be released from its obligation to pay any Increased Costs that have already accrued and shall not be obligated to pay such Increased Costs to such Lender with Increased Costs.

(2)	If the Borrower chooses to terminate the Commitment of a Lender with Increased Costs and sends the notices of such termination to the Agent and the Lenders, the Commitment of such Lender with Increased Costs shall terminate as of the Termination Date. In this case, the Borrower shall pay to such Lender with Increased Costs all of its obligations (including the total amount of principal of any Individual Advance with its Due Date falling after the fifth (5th) Business Day of the Termination Date (hereinafter in this Paragraph (2) referred to as the “Termination Prepayment Date”), accrued interest on such principal and the Breakage Costs, but excluding the Increased Costs requested to pay; hereafter in this Paragraph (2) the same applies) on the relevant Termination Prepayment Date (or the relevant Due Date for any such obligations the Due Date of which arrive before such Termination Prepayment Date) in accordance with Article 18. In connection with any obligations owed by the Borrower to a Lender with Increased Costs hereunder, the provisions related to such obligations shall survive the termination of the Commitment of such Lender with Increased Costs, unless and until the Borrower fulfills in full all of its obligations owed to such Lender with Increased Costs hereunder.

Article 11 Repayment of Principal

The Borrower shall repay the principal amount of the Advance in lump sum on the Maturity Date.

Article 12 Interest

(1)	The Borrower shall pay the aggregate amount of interest, calculated by applying the Applicable Rate of Interest pertaining to each Loan Period for the actual number of days of such Loan Period to the outstanding principal amount of the Advance during such Loan Period, on the Maturity Date in accordance with Article 18.

(2)	As for the calculations of the interest provided in the preceding Paragraph (1), they shall be made on the daily pro-rated basis of 365 days year (including the first day but excluding the last day) with divisions being made at the end of the calculation with any fraction of less than one (1) yen being rounded down.

Article 13 Prepayment

(1)	The Borrower may not repay in whole or part the principal of the Advance prior to the Maturity Date (the “Prepayment”); provided, however, that the preceding sentence shall not apply if the Prepayment is made pursuant to Article 10, Article 13(4) or Article 32, or if the Borrower, pursuant to Paragraph 2 and 3 hereof, obtains prior written approvals of all Lenders who has provided the Advance in respect of which the Borrower gave notice of its desire to prepay (hereinafter referred to as the “Relevant Prepayment Lenders”) and of the Agent, respectively.

(2)

If the Borrower wishes to make a Prepayment, it shall give a written notice to the Agent not later than fifteen (15) Business Days prior to the date on which it wishes to make such Prepayment (the “Proposed Prepayment Date”) specifying (a) the Disbursement Date, the Due Date and the principal amount of the Advance to be prepaid, (b) the principal amount of the Advance to be prepaid (such amount being the entire outstanding principal of the Advance or one hundred million (100,000,000) or any integral multiples thereof. Any part of Prepayments made by the Borrower hereunder shall be distributed pro rata among the Relevant Prepayment Lenders in the same proportion as respective outstanding principal amounts owed to them to the total outstanding principal amount as of such Due Date.), (c) that it shall pay off the interest which will accrue on such prepaid principal through (and including) such Proposed Prepayment Date (the “Accrued Interest”) on the same day, and (d) the Proposed Prepayment Date. The Agent shall notify the Relevant Prepayment Lenders of the contents of such a notice for the Sub-paragraphs (a) through (d) above in this Paragraph (2) forthwith upon receipt thereof from the Borrower, and thereafter the respective Relevant Prepayment Lenders shall notify the Agent by ten (10) Business Days prior to the Proposed Prepayment Date of whether or not they approve such Prepayment. If such a notice by any Relevant Prepayment

Lender does not reach the Agent by ten (10) Business Days prior to the Proposed Prepayment Date, it shall be deemed that such a Relevant Prepayment Lender does not approve such a Prepayment. The Agent shall judge the acceptability of the Prepayment by eight (8) Business Days prior to the Proposed Prepayment Date and notify the result to the Borrower and the Relevant Prepayment Lenders.

(3)	If a Prepayment is approved in accordance with the preceding Paragraph (2), the respective Relevant Prepayment Lenders shall notify the Borrower and the Agent of the amount of the Breakage Costs not later than two (2) Business Days prior to the Proposed Prepayment Date. The Borrower shall pay the sum of the principal of the Advance to be prepaid, the Accrued Interest and the Breakage Costs on the Proposed Prepayment Date in accordance with Article 18.

(4)	If the amount of the Trade Receivables described on the most recent statement (or in respect of the Trade Receivables in US dollars, the amount denominated in yen at the telegraphic transfer middle rates of yen against a US dollar published by the Agent as at the last day of the month (or the immediately preceding Business Day, if such last day falls on a day which is not a Business Day) covered by such a statement of the Trade Receivables), which has been submitted to the Agent and the Lenders pursuant to Article 21(1)9, is less than the amount of the Advance disbursed and then outstanding, the Borrower shall repay the principal of the Advance equal to or more than the difference in lump sum within ten (10) Business Days after the date of such Reports (the “Mandatory Prepayment Date”) (at least one hundred million (100,000,000) yen or any integral multiples thereof; with any fraction of less than one hundred million (100,000,000) yen being rounded up). The Borrower shall pay the sum of the principal of the Advance to be prepaid, the Accrued Interest and the Breakage Costs on the Mandatory Prepayment Date in accordance with the provisions of Article 18. Any part of Prepayments made by the Borrower hereunder shall be distributed pro rata among the Relevant Prepayment Lenders in the same proportion as respective outstanding principal amounts owed to them to the total outstanding principal amount as of such Mandatory Prepayment Date.

Article 14 Default Interest

(1)	If the Borrower fails to make payment with respect to its obligations towards the Lenders or the Agent under this Agreement on the Due Date, the Borrower shall, at the request of the Agent, forthwith pay the default interest calculated by multiplying the amount of the indebtedness not having been paid when due (the “Defaulted Indebtedness” in this Article 14) at the lawful rate on which all Lenders reasonably agree through discussions via the Agent and which shall not be more than 14.0% per annum, for the period commencing on (and including) such Due Date on which the Borrower fails to make such payment when due and ending on (and including) the date on which the Borrower shall have made all the Defaulted Indebtedness in accordance with the provisions of Article 18.

(2)	As for the calculations of the default interest provided in the preceding Paragraph (1), they shall be made on a daily pro-rated basis of 365 days year (including both the first day and the last day) with divisions being made at the end of the calculation with any fraction of less than one (1) yen being rounded down.

Article 15 Facility Fee

(1)	The Borrower shall pay the Facility Fee, which shall be calculated on a daily pro-rated basis for each Facility Fee Calculation Period and by multiplying the Commitment Amount during the relevant Facility Fee Calculation Period by the Facility Fee Rate, to the Agent on the commencement date of the Facility Fee Calculation Period pursuant to Article 18. Except for those cases described in Paragraph (2) through (5) below, no Lender is required to refund the Facility Fee once received.

(2)

If any Disbursement Suspension Event has occurred, the Borrower shall not be required to pay to the Lenders, of the Facility Fee in relation to the Disbursement Suspension Period, the amount (fractions less than one (1) yen shall be rounded down) calculated on a daily basis by multiplying the total amount of the Unused Commitment Amount on each day during the Disbursement Suspension Period by the Facility Fee Rate and dividing the product by 365. If any Lender has already received any Facility Fee to which such a Lender is not entitled hereunder, such a Lender shall refund such amount to the Borrower by remitting it directly to the Syndicate Account immediately after the termination of the Disbursement Suspension Period.

(3)	If the Commitment of a Lender with Increased Costs is terminated pursuant to Article 10 hereof, the Borrower shall not be required to pay to such a Lender with Increased Costs, of the Facility Fee in relation to the period after the termination of the Commitment of such a Lender with Increased Costs, the amount calculated on a daily basis by multiplying the total amount of the Unused Commitment Amount with respect to such a Lender on each day during the period from (and including) the following day of the termination date of the Commitment of such a Lender with Increased Costs through to (and including) the last day of the Facility Fee Calculation Period during which the termination of the Commitment takes place (provided that the Commitment of the Lender with Increased Costs is deemed effective after the termination of the Commitment to the extent necessary in calculating the amount of the Facility Fee that the Borrower shall not be required to pay pursuant to this Article 15(3)) by the Facility Fee Rate and dividing the product by 365. If any Lender with Increased Costs has already received any Facility Fee to which such a Lender is not entitled hereunder, such a Lender with Increased Costs shall refund such amount to the Borrower immediately after the day when all obligations of the Borrower owed to such a Lender with Increased Costs hereunder are repaid.

(4)

If the Commitment of any Lender is terminated pursuant to Article 32(2) hereof, the Borrower shall not be required to pay to such a Lender, of the Facility Fee in relation to the period after the termination of the Commitment of such a Lender, the amount calculated on a daily basis by multiplying the total amount of the Unused Commitment Amount with respect to such a Lender on each day during the period from (and including) the following day of the termination of the Commitment of such a Lender through to (and including) the last day of Facility Fee Calculation Period during which the termination takes place (provided that the Commitment of such a Lender is deemed effective after the termination of the Commitment to the extent necessary in calculating the amount of the Facility Fee that the Borrower shall not be required to pay pursuant to this Article 15(4)) by the Facility Fee Rate and dividing the product by 365. If any Lender has already received any Facility Fee to which such a Lender is not entitled hereunder, such a Lender shall refund such amount to the Borrower immediately after the day when all obligations of the Borrower owed to such a Lender hereunder are repaid.

(5)	If the Borrower terminates the whole Commitment of the Lenders or reduces in whole or part the Total Commitment Amount pursuant to Article 2(5) hereof, the Borrower shall not be required to pay to such Lender, of the Facility Fee in relation to the period after the termination or the reduction, the amount calculated on a daily basis by multiplying the Terminated Amount with respect to such Lenders on each day during the period from (and including) the following day of the termination or the reduction of the Commitment of such Lenders through to (and including) the last day of Facility Fee Calculation Period during which the termination or the reduction takes place by the Facility Fee Rate and dividing the product by 365. If any Lender has already received any Facility Fee to which such a Lender is not entitled hereunder, such a Lender shall refund such amount to the Borrower immediately after the termination or the reduction. For the purpose hereof, the “Terminated Amount” means in respect of each Lender such amount as will be obtained by subtracting from the Commitment Amount allocated to a Lender before the termination or the reduction the larger of (i) the Commitment Amount allocated to such a Lender after the termination or the reduction, or (ii) the total principal amount of the Individual Advance Payable Amount for such a Lender on the assumption that the prepayment shall not be made before the Maturity Date,.

(6)	The Facility Fee provided in the preceding Paragraphs (1) through (5) shall be calculated on a daily pro-rated basis of 365 days year (including the first day but excluding the last day) with divisions being made at the end of the calculation with any fraction of less than one (1) yen being rounded down. In calculating the Facility Fee, the Commitment Amounts as of a date on which the Individual Advance is provided or repaid or the Commitment Amount changes pursuant to Article 2(5) shall be such an amount as results from all such disbursement, repayment and/or change.

Article 16 Agent Fee

The Borrower shall pay to the Agent in compensation for the services as the Agent hereunder the Agent Fee as agreed separately between the Borrower and the Agent.

Article 17 Expenses, Taxes and Duties and Breakage Costs

(1)	The Borrower shall bear and pay all expenses and costs (including legal fees) incurred by the Lenders or the Agent in connection with the preparation, revision or amendment of this Agreement and other related documents and with the preservation or enforcement of rights or performance of obligations hereunder to the extent permitted by any Laws and Ordinances. If the Lenders or the Agent pays such expenses and costs, the Borrower shall reimburse the Lender or the Agent for such expenses and costs at the request of the Agent without delay pursuant to Article 18.

(2)	The Borrower shall bear and pay all Taxes and Duties, such as stamp duties and the like, which may be imposed and payable in connection with the preparation, revision or execution of this Agreement and/or other related agreement and documents. If the Lenders or the Agent pays any such Taxes and Duties, the Borrower shall reimburse the Lenders or the Agent for such Taxes and Duties at the request of the Agent without delay pursuant to Article 18.

(3)	If the principal of the Individual Advance of any Lender is repaid or offset prior to the stated Due Date for any reason not attributable to such a Lender and the Reinvestment Rate applicable to the principal so repaid or offset is lower the Applicable Rate of Interest applicable to such an Individual Advance, the Borrower shall pay the Breakage Costs to the such a Lender on the same day when such an Individual Advance is repaid or offset pursuant to Article 18, unless otherwise provided herein.

Article 18 Performance of Obligations by the Borrower

(1)

For the purpose of the repayment of the Individual Loans and the performance of any other obligations owed by the Borrower hereunder, the Borrower shall transfer the monies sufficient for the Borrower to fulfill the obligations to the Syndicate Account by the Payment Time if the Payment Date is specified herein, or promptly upon the request by the Agent if the Payment Date is not specified herein. The Agent shall withdraw the monies to be distributed by 3:00 p.m. on the Payment Date if the Payment Date is specified herein, or by 3:00 p.m. on the date on which the transfer of the monies to the Syndication Account was made. In such cases, the Borrower shall be deemed to have performed its obligations owed to the Agent and/or the Lenders upon the withdrawal by the Agent of the monies from Syndicate Account; provided, however, that if a Refinancing New Advance is provided pursuant to Article 7(1)(i) based upon the application set forth in Article 5(6), the Payment Time for the principal of the Individual Advance Payable constituting the Refinanced Existing Advance shall be postponed until the time the Refinancing New Advance is deemed provided pursuant to Article 7(1)(i), and the payment obligation for the principal of the Individual Advance constituting the Refinanced Existing Advance shall be deemed performed at the time such Refinancing New Advance is provided pursuant to Article 7(1)(i). And, if a Refinancing New Advance is made pursuant to Article 7(1)(ii), the principal of the Refinanced Existing Advance equivalent to the principal of the Individual Advance Amount constituting the Refinancing New Advance shall be deemed performed at the time such Refinancing New Advance is provided.

(2)	Unless otherwise provided in this Agreement, the Borrower shall not pay its debt hereunder directly to the Lenders other than the Agent contrary to the preceding Paragraph (1). If a Lender receives any payment directly from the Borrower in breach of the preceding sentence, such a Lender shall pay immediately to the Agent the entire amount so received, and in respect of the debt the Borrower pays directly to the Lender other than the Agent, the debt shall be deemed repaid, to the extent of the amount the Agent received, at the time the Agent received such an amount. The Borrower shall not pay in kind its debt hereunder unless otherwise agreed in writing by the Agent and all Lenders.

(3)	The payment made by the Borrower under this Agreement shall be applied in the following order; provided, however, that where a Refinancing New Advance is provided based upon an application set forth in Article 5(6), the proviso of Article 18(1) shall prevail with respect to the principal of the Individual Advance constituting the Refinanced Existing Advance:

(i)	Any expenses and costs to be borne by the Borrower under this Agreement which have been paid by the Agent in place of the Borrower and the Agent Fee, and any default interest thereon;

(ii)	Any expenses and costs to be borne by the Borrower under this Agreement which shall be paid to a third party;

(iii)	Any expenses and costs to be borne by the Borrower under this Agreement which have been paid by the Lenders in place of the Borrower, and default interest thereon;

(iv)	Default interest (excluding default interest mentioned in Sub-paragraphs (i) and (iii) of this Paragraph (3)) and the Breakage Costs;

(v)	Facility Fee;

(vi)	Interest on the Advance; and

(vii)	Principal of the Advance.

(4)	In applying a payment pursuant to the preceding Paragraph (3), if the amount so applied is insufficient to pay full amount of any item enumerated above, as to the first item not to be satisfied in full (the “Unsatisfied Item”), the remaining amount of the payment after subtraction of the amount applied in full to the upper items of the Unsatisfied Item shall be applied to such Unsatisfied Item on a pro rata basis according to the ratio of the amount of the debt due and payable owed by the Borrower to each Lender with respect to such Unsatisfied Item.

(5)

The Borrower shall not deduct any Taxes and Duties from the payment of obligations under this Agreement unless such deduction is required by Laws and Ordinances. If any such deduction is to be made in consideration of any Taxes and Duties from the amount payable by the Borrower, the Borrower shall pay extra amount such that notwithstanding such deductions the amount to be distributed or paid to the Agent and the Lenders shall be sufficient to repay the debt due and payable. In such cases, the Borrower shall send the tax certificate with respect to withholding tax issued by the tax authorities or other regulatory agencies in the relevant jurisdiction directly to the relevant Lenders or the Agent within 30 days after the payment thereof.

Article 19 Distribution to the Lenders

(1)	The Agent shall, in accordance with this Article 19, immediately distribute to the Lenders the remaining amount of the monies withdrawn from the Syndicate Account pursuant to Article 18(1) after subtraction of the sum as set forth in Article 18(3)(i) and (ii).

(2)	The rights and obligations of the Borrower, the Agent and the Lenders shall be governed by the following provisions if, prior to the distribution to the Lenders by the Agent pursuant to this Article 19, (a) the Borrower receives service of any order for provisional attachment, preservative attachment or attachment against any Individual Loan (the “Attachments”), (b) any Individual Loan is transferred, or (c) debts are paid by a third party:

(a)	(i)	In the event the Agent completes the distribution to the Lenders pursuant to this Article 19 prior to receiving a notice from the Borrower of the service of the Attachments pursuant to Article 21(5):

In such event, the Agent shall not be liable for damages, losses, expenses or others (the “damages and others”) incurred by a creditor who applied for such Attachments, the Borrower, the Lenders or any other third party in connection with the distribution or the receipt of the monies pursuant to Article 18(1) or (2) by the Agent, as the case may be. If the Agent incurs damages and others in connection with the withdrawal, receipt or distribution of the monies thereunder the Borrower shall indemnify the Agent for such damages and others, and in turn if the Borrower suffers, or indemnifies the Agent for, any damages or others the Agent shall support to a reasonable extent the Borrower with its effort to recover such damages or others incurred resulting from such withdrawal, receipt or distribution by the Agent of the monies.

(ii)	In the event the Agent receives a notice from the Borrower of the service of the Attachments pursuant to Article 21(5), after the withdrawal of the monies pursuant to Article 18(1) or the receipt thereof pursuant to Article 18(2), but prior to the completion of the distribution thereof to the Lenders pursuant to this Article 19:

In such event, (x) irrespective of the amount of the Individual Loan subject to the Attachments, the Agent shall withhold the distribution hereunder in whole to the Individual Loan subject to the Attachments or take any other action the Agent deems appropriate, and (y) the Agent shall distribute, in accordance with Article 18(3) and (4), the remaining balance of the monies withdrawn pursuant to Article 18(1) or received pursuant to Article 18(2) after subtraction of the prorated amount which should have been distributed to the Individual Loan subject to the Attachments but for the Attachments (the “Unattached Distribution Amount”) to the Lenders excluding the Lender whose Individual Loan has been subject to the Attachments. The Agent shall not be liable for damages and others incurred by a creditor who applied for such Attachments, the Borrower, the Lenders or any other third party in connection with any acts or omissions by the Agent justifiable under this Sub-paragraph. If the Agent incurs damages and others in connection with the withdrawal, receipt, distribution or restoration of the monies pursuant to this Sub-paragraph the Borrower shall indemnify the Agent for such damages and others, and in turn if the Borrower suffers, or indemnifies the Agent for, any damages or others the Agent shall support to a reasonable extent the Borrower with its effort to recover such damages or others incurred resulting from such withdrawal, receipt or distribution by the Agent of the monies

(iii)	In the event the Agent receives a notice from the Borrower of the service of the Attachments under Article 21(5) prior to the withdrawal of the monies pursuant to Article 18(1) or the receipt thereof pursuant to Article 18(2):

In such event, withdrawing the Unattached Distribution Amount from the Syndicate Amount or receiving the monies pursuant to Article 18(2), the Agent shall distribute, in accordance with Article 18(3) and (4), the Unattached Distribution Amount to the Lenders excluding the Lender whose Individual Loan has been subject to the Attachment, as if such a Lender whose Individual Loan has been subject to the Attachments no longer existed. Where the Agent has withdrawn from the Syndicate Account, or received pursuant to Article 18(2), the amount exceeding the Unattached Distribution Amount, the Agent shall immediately refund or pay such excess to the Borrower by wiring it to the Syndicate or in any other method as designated by the Borrower. The Agent shall not be liable for damages and others incurred by a creditor who applied for the Attachments, the Borrower, any Lender or any other third party in connection with the distribution or the refund by the Agent of the monies pursuant to this Sub-paragraph. If the Agent incurs damages and others in connection with the withdrawal, receipt or distribution of the monies pursuant to this Sub-paragraph the Borrower shall indemnify the Agent for such damages and others, and in turn if the Borrower suffers, or indemnifies the Agent for, any damages or others the Agent shall support to a reasonable extent the Borrower with its effort to recover such damages or others incurred resulting from such withdrawal, receipt, distribution or restoration by the Agent of the monies.

(b)	In the event the Assignor and the Assignee jointly notify the Agent of the transfer of any Individual Loan pursuant to Article 30(1)provided that the Individual Loan is transferred together with the status as a party hereto pursuant to Article 29, this Article 19(2)(b) shall apply mutatis mutandis, with the reference to “the Assignor” and “the Assignee” to be read as “the Status Transferor” and “the Status Transferee”, respectively:

In such event, upon the receipt of such a notice, the Agent shall immediately commence all the procedures necessary to treat such Assignee as the creditor with respect to the relevant Individual Loan, and the Agent may treat the previous Lender as the valid Lender until it notifies the Borrower, the Assignor and the Assignee of the completion of such procedures and shall not be held responsible for such treatment. The Agent shall not be liable for damages and others incurred by the Assignee or any other third party in connection with such treatment by the Agent and such damages and others shall be borne by the Assignor and the Assignee of the relevant Individual Loan at their own expense and on their own responsibility. If the Agent incurs damages and others in connection with this Article 19(2)(b), the Assignor and the Assignee of the relevant Individual Loan shall indemnify the Agent for such damages and others.

(c)	In the event a third party which has made the payment in accordance to Article 31(2) and the Lender which has received such payment notify, under the joint names thereof or under the name of the Borrower alone, as the case may be, the Agent of the payment of the obligations by such third party in accordance with Article 31(2):

In such event, upon the receipt of either of such notices, the Agent shall immediately commence all the procedures necessary to treat the right to indemnity and the loan receivables acquired by such a third party through the indemnification or the subrogation thereof in the same manner as the Individual Loan so paid, and the Agent may treat as if such a third party payment had not taken place until the Agent notifies the Borrower, such third party and the Lender receiving the payment from the third party of the completion of such procedures. The Agent shall not be liable for damages and others incurred by such third party or any other third parties in connection with such treatment by the Agent, and such damages and others shall be taken care of by the Lenders receiving such payments from third parties at their own expense and on their own responsibility. If the Agent incurs damages and others in connection with this Article 19(2)(c), the Lender receiving the payment from the third party shall indemnify the Agent for such damages and others.

(3)

The distribution by the Agent of the monies to the Lenders shall be made in the order set forth in Article 18(3) (iii) through (vii). Article 18(4) shall apply to the application and distribution of the Unsatisfied Items if the amount to be distributed gives rise to Unsatisfied Items. In such event, notwithstanding the provisions of Article 18(3) and (4), each Lender may determine, in its discretion, the order and manner of application of the money distributed to it, and the Borrower shall not raise any objection to such treatment by the Lender. Where a Lender applies the money distributed to it in an order different from that set forth in Article 18(3) and (4), the Agent may treat as if such Lender had applied the money in accordance with Article 18(3) and (4), and thereafter the Agent distribute the paid money to each Lender as if all Lenders have applied the money distributed in accordance with Article 18(3) and (4). The Agent shall not be held responsible for any discrepancy which may arise between the amount distributed by the Agent and what should have been distributed in the calculation of the Lenders, if the Agent distributes the money in accordance herewith.

(4)	If the Agent is unable to withdraw the monies on schedule from the Syndicate Account pursuant to Article 18(1) hereof for any reasons attributable to the Borrower, the Agent shall not be obligated to make any distribution pursuant to Article 19(1) on the same day. In such event, the Agent shall make such a distribution immediately after the monies becomes available in the Syndicate Account. If the Lender or the Agent incurs damages and others resulting from the delay of the distribution, the Borrower shall bear such damages and others.

(5)	At the reasonable request of the Agent, the Lender who receives such request shall immediately report the amount (including the breakdown thereof) of loan receivables which such Lender has against the Borrower under this Agreement. In such event., the Agent’s obligation to make distribution to all Lenders as in accordance with Article 19(1) shall arise upon the delivery by all Lenders of such reports to the Agent. If the Lenders or the Agent incurs damages and others resulting from the delay in the delivery by any Lender of such reports without any reasonable ground, such a Lender who failed to deliver the report to the Agent in a timely manner shall bear such damages and others.

(6)

The Agent may (but will not be obligated to) make distribution to the Lenders by Reimbursable Payment. A Reimbursable Payment shall not be deemed as the Borrower’s performance of obligations. If after a Reimbursable Payment is made the Borrower does not perform its obligations related to the Reimbursable Payment by the Payment Time, the Lenders to whom the Reimbursable Payment was distributed pursuant to this Paragraph (6) shall refund in whole or part the distributed amount by the Reimbursable Payment to the Agent immediately upon and pursuant to the request by the Agent,. Furthermore, each such Lender shall, as soon as so requested by the Agent, pay any Reimbursable Costs for the Reimbursable Payment to the Agent calculated in accordance with the amount of the Reimbursable Payment it has received. If the Lenders pay the Reimbursable Costs to the Agent, the Borrower shall indemnify each such Lender for the amount equal to such Reimbursable Costs so paid. In the event the Agent has completed the any distribution to the Lenders by Reimbursable Payment prior to receiving a notice from the Borrower of the service of the Attachments against the Individual Loan pursuant to Article 21(5), the Agent shall not be liable for damages and others incurred by a creditor who applied for such Attachment, the Borrower, the Lenders or any other third party resulting from the distribution to the Lenders by Reimbursable Payment. If the Agent incurs damages and others (including, but not limited to, the monies receivable specified in the third and fourth sentences in this Paragraph (6)) resulting from any distribution by Reimbursable Payment, the Borrower shall indemnify the Agent for such damages and others, and in turn if the Borrower suffers, or indemnifies the Agent for, any damages or others the Agent shall support to a reasonable extent the Borrower with its effort to recover such damages or others incurred resulting from such a distribution by the Agent of the monies.

Article 20 Representations and Warranties of the Borrower

The Borrower represents and warrants to the Lenders and the Agent that each of the following matters is and will be true and correct as at the Effective Date, the Commitment Commencement Date and each Disbursement Date of an Individual Advance, and also (where the Agent submits the Extension Statement to the Borrower and the Consenting Lenders pursuant to Article 32(3)(i)) at each Extension Date for such extension:

(i)	The Borrower is a corporation duly established and validly existing under the laws of Japan.

(ii)	The execution and performance of this Agreement by the Borrower and the transactions thereunder are within the corporate purposes of the Borrower and the Borrower has completed all the procedures required by the Laws and Ordinances, the Borrower’s articles of incorporation and other intra-company rules and regulations.

(iii)	The execution and performance of this Agreement by the Borrower and the transactions thereunder do not violate (a) any Laws and Ordinances binding on the Borrower, (b) the Borrower’s articles of incorporation or other intra-company rules and regulations or (c) any contracts with a third party to which the Borrower is a party or by which the Borrower or its properties are bound.

(iv)	A person who executes this Agreement by putting his/her signature or name and seal thereon is authorized to do so on behalf of the Borrower in accordance with the procedures required by the Laws and Ordinances, the Borrower’s articles of incorporation and other intra-company rules and regulations.

(v)	This Agreement is legally valid and binding and enforceable against the Borrower in accordance with the respective terms thereof.

(vi)	The Accounting Documents, Etc. prepared by the Borrower (the audited Accounting Documents, Etc. if they are required to be audited pursuant to the Laws and Ordinances or otherwise are audited) (or the Disclosure Report, Etc. if the Borrower prepares the same) (or the trial balance for the balance sheet and the income statement for an interim period if the Borrower does not prepare Accounting Documents, Etc. for such interim period; hereinafter the same) have been prepared accurately and legally in accordance with the generally accepted accounting principles in Japan.

(vii)

There has occurred no material change in the information submitted by the Borrower to the Agent or the Lenders which would adversely materially affect, or since the end of the financial year ended December 31, 2006, there has occurred no material adverse change in the business, assets or financial conditions of the Borrower as described in the Accounting Documents, Etc. (or the audited Accounting Documents, Etc. if they are required to be audited pursuant to the Laws and Ordinances or otherwise are audited) (or the Disclosure Report, Etc. if the Borrower prepares the same) or any other accounting documents, nor has any change occurred which would materially affect the performance of the obligations of the Borrower under this Agreement.

(viii)	No lawsuit, arbitration, administrative procedure, or any other dispute is pending or threatened which is expected to have material adverse effect on the performance by the Borrower of obligations under this Agreement.

(ix)	No event as specified in Article 22(1) (i) through (v) or Article 22(2)(i) through (ix) or any circumstance which would with lapse of time or the giving of notice or both constitute such event has occurred or is threatened.

Article 21 Covenants of the Borrower

(1)	The Borrower undertakes and covenants to do each of the following at its own cost until the time when the Commitments of the Lenders terminate and when all of its obligations owed to the Lenders and the Agent under this Agreement are performed in full after the Effective Date.

(i)	when any event as specified in Article 22(1)(i) through (v) or Article 22(2)(i) through (ix) or any circumstances which would with lapse of time or the giving of notice or both constitute such event has occurred or is threatened, to report on such matter forthwith to the Agent and the Lenders through the Agent;

(ii)

when the Borrower prepares the Accounting Documents, Etc., to provide promptly copies of such Accounting Documents, Etc. to the Agent and the Lenders, together with a document in the form of Attachment 4 hereto whereby compliance with the matters as set forth in Article 21(4)(i) and (ii) below can be confirmed. If the Borrower, however, prepares the Reports, Etc., to provide copies of such Reports, Etc. promptly to the Agent and the Lenders via the Agent when such Reports, Etc. are filed with the Director-General of the competent Local Finance Bureau, instead of copies of such

Accounting Documents, Etc. When such Accounting Documents, Etc. (if the Borrower, however, prepares the Reports, Etc., such Reports, Etc.) are prepared, to prepare them accurately or legally in accordance with the generally accepted accounting principles in Japan;

(iii)	at the request of the Agent or any Lender through the Agent, the Borrower shall report promptly on the properties, management or business of the Borrower and its Subsidiaries to the Agent and the Lenders via the Agent and shall provide the necessary assistance to facilitate the investigations thereof;

(iv)	in the event any material change in the properties, management or business of the Borrower or its Subsidiaries has occurred or is threatened to occur with lapse of time, or any lawsuit, arbitration, administrative procedure, or any other dispute is pending or threatened which is expected to have material effect on the performance of obligations of the Borrower under this Agreement, to report thereon to the Agent and the Lenders via the Agent;

(v)	if the Borrower is reorganized (the term “reorganize” has the meaning as provided in sub-paragraph 26 of article 2 of the Company Law) or amends its articles of incorporation to set up or not to set up any of its organs provided in paragraph 2 of articles 326 of the Company Law, the Borrower shall promptly notify the Agent and the Lenders thereof via the Agent; and

(vi)	if any of the matters set forth in Article 21(1)(i) through (v) above turns out untrue, to report thereon immediately to the Agent and the Lenders via the Agent.

(vii)	The Borrower shall submit the trial balance (“shisanhyo”) for the balance sheet and the income statement to the Agent and the Lenders via the Agent not later than two (2) months after the end of its interim accounting period.

(viii)	On the date of execution hereof, the Borrower shall submit the statement of Trade Receivables as of the end of November 2007 to the Agent and the Lenders via the Agent.

(ix)	On and after the date of execution hereof, the Borrower shall submit to the Agent and the Lenders via the Agent the statement of the Trade Receivables as of the end of each month not later than the fifth (5th) Business Day of the next calendar month.

(x)	On and after the date of execution hereof, the Borrower shall report to the Agent and the Lenders via the Agent on the situation of payment of the Trade Receivables during the period commencing on the following day of the 15th day of each month (or the immediately preceding Business Day if such 15th date falls on a day which is not a Business Day; such 15th day or preceding day being hereinafter referred to as the “Reference Date”) and ending on the Reference Day of the next month, not later than the fifth (5th) Business Day of the calendar month following that next month.

(xi)	If the term for payment is shortened in relation to the purchase of the Borrower from its parent company, the Borrower shall promptly notify to the Agent via the Agent and the Lenders before such change is effected.

(xii)	If the Borrower pays dividend or makes a loan to its parent company, it shall notify to the Agent and the Lenders via the Agent to that effect in advance.

(2)	The Provision of Collateral over the Trade Receivables in favor of any person to secure the obligations owned by the Borrower or any third party shall strictly be prohibited on and after the Effective Date and until the Commitments of the Lenders terminate and the Borrower performs in full all of its obligations under this Agreement owed to the Lenders and the Agent, without prior written consent of all Lenders and the Agent.

(3)	The Borrower shall, on and after the Effective Date, and until the Commitments of all Lenders terminate and the Borrower performs in full all of its obligations under this Agreement owed to the Lenders and the Agent, comply with the following:

(i)	The Borrower shall maintain licenses and other similar permits that are necessary to conduct the Borrower’s main business and continue to carry out the business in compliance with all Laws and Ordinances.

(ii)	The Borrower shall not change its main business.

(iii)	The Borrower shall not, except as provided in the Laws and Ordinances, subordinate the payment of any debt under this Agreement to the payment of any other unsecured and unsubordinated indebtedness (including unsatisfied portion of collateralized debts as a result of enforcement of such collaterals), or shall treat such payments of its debts hereunder at least pari passu with the payments of such other debts.

(iv)	Without the consent of the Agent and all Lenders, the Borrower shall not conduct, or have any Subsidiary of the Borrower conduct, any merger, division of company, exchange or transfer of shares, assignment (including an assignment for the purpose of a sale and leaseback transaction) of all or part of the business or assets to a third party, capital decrease or purchase of all or part of the material business or assets of a third party, which has or would reasonably likely have material adverse effect on the performance by the Borrower of obligations under this Agreement.

(v)	The Borrower shall designate each Trade Receivables Receiving Account as the receiving account for payment of the Trade Receivables.

(4)	(i)	The Borrower shall maintain the amount of the net assets of the Borrower at each end of annual and interim accounting periods of each financial year (hereinafter collectively referred to as the “Annual and Interim Accounting Periods”) appearing in its unconsolidated balance sheet (or the trial balance for the balance sheet as of the end of the relevant interim accounting period if the Borrower does not prepare an Accounting Documents, Etc. for the interim accounting period; hereinafter the same) at the end of each relevant Annual and Interim Accounting Period at least at 75 % of the higher of the amount of the net assets in its unconsolidated balance sheet as at the end of each immediately preceding Annual and Interim Accounting Period or the amount of the net assets as of the end of the year ended December 31, 2006.

(ii)	The ordinary income of the Borrower appearing in its unconsolidated income statement (or the trial balance for the income statement if the Borrower does not prepare an Accounting Documents, Etc. for the interim accounting period; hereinafter the same) for each Annual and Interim Accounting Period shall not become negative.

(5)	If an order or notice of pre-judgement attachment, preservative attachment or attachment is given or served with respect to the Individual Loan, the Borrower shall forthwith notify the Lenders through the Agent thereof in writing together with a copy of such order or notice.

Article 22 Events of Default

(1)	If any one of the following events occurs, any and all debts owed by the Borrower to the Lenders and the Agent under this Agreement shall automatically become due and payable without any notice or demand by a Lender or the Agent; whereupon the Borrower shall forthwith pay the principal of and interest on the Advance as well as any Breakage Costs and all such other monies payable by the Borrower hereunder in accordance with the provisions of Article 18, in which cases the Commitments of the Lenders shall terminate:

(i)	Any payment by the Borrower is suspended, or if the Borrower files for (including similar petition filed outside Japan) the commencement of insolvency proceedings, the commencement of civil rehabilitation procedures, the commencement of corporate reorganization procedures, the commencement of special liquidation, or the commencement of any other similar legal procedures, or any such filing is made by a third party against the Borrower;

(ii)	The resolution for dissolution of the Borrower is adopted, or the Borrower receives an order of dissolution (except where such dissolution is made pursuant to the merger or consolidation involving the Borrower);

(iii)	The Borrower ceases to conduct its business;

(iv)	Transactions of the Borrower is suspended by a clearinghouse; or

(v)	Any order or notice of Attachments (including any such procedure taken outside Japan) is issued, or any adjudication that orders an enforcement of preservative attachment or attachment is rendered, with respect to the deposit receivables or other receivables held by the Borrower against a Lender.

(2)	If any one of the following events has occurred with respect to the Borrower, any and all debts owed by the Borrower to the Lenders and the Agent under this Agreement shall immediately become due and payable upon the notice given to the Borrower through the Agent pursuant to decisions by the Majority Lenders; whereupon the Borrower shall forthwith pay the principal of and interest on the Advance as well as any Breakage Costs and any such other monies payable by the Borrower hereunder in accordance with the provisions of Article 18, in which cases the Commitments of the Lenders shall terminate:

(i)	The Borrower fails to pay in whole or part any pecuniary obligations, whether in respect of those incurred by the Borrower hereunder or not, on the due date thereof and such breach is cured within three (3) Business Days;

(ii)	Any representation or warranty in Article 20(i) through (ix) proves to be untrue and such situation is not rectified within ten (10) Business Days of such discovery;

(iii)	Except for the event described in Article 22(2)(i) above, the Borrower breaches any of its obligations under this Agreement, and such breach is not cured within ten (10) Business Days;

(iv)	Any order or notice of Attachment (including similar procedure taken outside Japan) is issued or auction procedures is commenced with respect to any collateral granted by the Borrower in favor of any Lender;

(v)	The maturity of any bonds issued by the Borrower is accelerated;

(vi)	The Borrower fails to pay in whole or part its pecuniary obligations other than those hereunder on the due date thereof or any such obligations becomes due and payable, each in aggregate amount of more than one billion (1,000,000,000) yen, or the Borrower fails to fulfill its guarantee obligations for debts owed by third parties, in aggregate amount of more than one billion (1,000,000,000) yen;

(vii)	The Borrower suspends its business or receives sanction orders to suspend the business of the Borrower from any competent government authorities.;

(viii)	The Borrower as a debtor files for the special mediation (tokubetsu-chotei) procedure; or;

(ix)	Except as provided in Article 22(2)(i) through (viii) above, the business or financial condition of the Borrower deteriorates or is likely to deteriorate, and the Lenders or the Agent deem it necessary to preserve their loan receivables from the Borrower.

(3)	Where the notice under Article 22(2) above is delayed or fails to reach the Borrower due to any cause attributable to the Borrower, any and all obligations of the Borrower hereunder shall become immediately due and payable as at the time when the notice usually reaches; whereupon the Borrower shall forthwith pay the principal of and interest on the Advance as well as any Breakage Costs and all such other monies payable by the Borrower hereunder in accordance with Article 18, in such event the Commitments of the Lenders shall terminate.

(4)	A Lender shall notify the Agent without delay after it knows the occurrence of any event set forth in Article 22(1)(i) through (iv) above or Article 22(2)(i) through (ix) above with respect to the Borrower, and the Agent shall notify the Lenders of the occurrence of such event. If any event set forth in Article 22(1)(v) above occurs and such a fact comes to knowledge of a Lender who is the debtor under such circumstances, such a Lender shall notify the Borrower, the other Lenders and the Agent of the occurrence of such an event.

Article 23 Set-Off and Enforcement of Security

(1)	Where the Borrower must perform its obligations to the Agent or any Lender due to maturity, acceleration of the maturity or any other event, the Agent or such Lender may: (i) notwithstanding anything provided in Article 18(2), set off the obligations owed by the Borrower to the Agent or such Lenders under this Agreement which are then due and payable against the obligations under deposits or other obligations owed by the Agent or such Lender to the Borrower, as the case may be, irrespective of the due date for any such obligations; and (ii) receive the refund of various deposits on behalf of the Borrower and apply such funds to the repayment of obligations owed by the Borrower without any prior notice or prescribed procedures. If such set-off or application to the payment takes place, the interest, Breakage Costs, and default interest, etc. with respect to the claims and obligations shall be calculated as if such claims and obligations terminated as of the date on which such calculation is implemented. The interest rates or other rates shall comply with the provisions of the relevant agreements for such interest rates or other rates. As for the exchange rate, the rate at the time when the calculation is implemented and as reasonably determined by the Agent or such Lender shall be applied. In such cases, the funds shall be applied in accordance with the provisions of Article 18(3) and (4) and Article 19. The Bank of Tokyo-Mitsubishi UFJ, Ltd. as Agent may not, for the period during which any Lender or the Agent has any claim against the Borrower under this Agreement, set off claims not based on this Agreement owed by the Borrower to The Bank of Tokyo-Mitsubishi UFJ, Ltd. against any obligations under deposits in each Trade Receivables Receiving Account owed by The Bank of Tokyo-Mitsubishi UFJ, Ltd. to the Borrower, or apply on behalf of the Borrower its obligations under deposits in the Syndicate Account to the payment of its claim other than those under this Agreement .

(2)

The Borrower may not: (i) set off obligations not based on this Agreement owing by the Borrower to The Bank of Tokyo-Mitsubishi UFJ, Ltd. against its claim against The Bank of Tokyo-Mitsubishi UFJ, Ltd. under deposits in each Trade Receivables Receiving Account which is then due and payable, or (ii) set off its claim under deposits or other claim which is then due and payable by each Lender or the Agent against any obligation owed by the Borrower to any such Lender or the Agent under this Agreement which is then due and payable, unless it is necessary for preservation of its claim, notwithstanding anything provided in Article 18(2). In such cases, the Borrower shall notify such Lenders or the Agent of such set-off in writing and forthwith send to such Lenders or the Agent the instruments and passbooks, with a signature affixed thereto or registered seal impressed thereon, evidencing the obligations under the deposits or other obligations which are offset. If such a set-off takes place, the interest, Breakage Costs, and default interest, etc. with respect to the claims and obligations shall be calculated as if such claims and obligations terminated as of the date on which such a notice reaches such Lenders or the Agent. The interest rates or other rates shall comply with the provisions of the relevant agreements for such interest rates or other rates. As for the exchange rate, the rate at the time when the calculation is implemented and as reasonably determined by the Agent or such Lenders shall be applied. In such cases, the funds shall be applied in accordance with the provisions of Article 18(3) and (4) and Article 19.

(3)	If the Borrower must perform its obligations to the Agent or any Lender due to maturity, acceleration of the maturity or any other event, the Agent or such Lenders may, notwithstanding anything provided in Article 18(2), exercise its security interest (including a floating security interest and statutory lien and possessory lien and any other security interests as provided in the Laws and Ordinances, but excluding the security which breaches Article 21(2)) (including by way of subrogation, accord and satisfaction or satisfaction by voluntary disposition) over the receivables against the Borrower under this Agreement.

(4)	any offset or application to the payment takes place pursuant to Paragraph (1) or (2) above or the security is enforced pursuant to Paragraph (3) above, the Lender in the case of Paragraphs (1) and (3) and the Borrower in the case of Paragraphs (2) shall notify the Agent thereof in writing without delay. If such Lenders or the Agent incurs damages and others in connection with any delay without any reasonable ground in the delivery of such notices , such Lender or the Borrower which failed to notify the relevant parties in a timely manner shall bear such damages and others.

Article 24 Adjustment among Lenders and Agent

(1)	If the obligations of the Borrower to any Lender under this Agreement have extinguished otherwise than pursuant to the provisions of Article 18 and 19 (including such extinction due to set-off or application to payment pursuant to Article 23(1) or (2)) (hereinafter such Lender shall be referred to as the “Lender with Extinguished Obligations”), then the Lenders and the Agent shall, unless otherwise provided in this Agreement, make an adjustment among them by transfer or purchase of claims or the taking of other appropriate measures pursuant to each of the following provisions, so as to attain the same result as if such obligation to the Agent and the Lenders extinguished through the payment pursuant to Articles 18 and 19. In case an agreement is not reached among the Lenders and the Agent concerning transfer or purchase of such claims or other appropriate measures, the Lenders shall comply with the measures determined by the Agent in its discretion. Provided, however, that if the transfer of such claims is expected as the measure of an adjustment among the Lenders and the Agent hereunder (including, but not limited to, the case pursuant to Sub-paragraph (ii) below), the Lender which becomes to the assignor of such claims may refuse such transfer. Even in the case of a refusal, the Unused Commitment Amount shall be calculated as if such transfer was made.

(i)	The Agent shall identify the claims and calculate the amount of such claims with respect to which payment would have been made to the other Lenders and the Agent (hereinafter the “other Lenders, etc.” in this Paragraph (1)) pursuant to Articles 18 and 19 if the amount pertaining to the extinction of such obligations had been paid to the Agent at the time of the extinction of such obligations pursuant to Article 18(1).

(ii)	The Lenders with Extinguished Obligations shall purchase the portion corresponding to the amount calculated by the Agent pursuant to the provision in Sub-paragraph (i) above from the other Lenders, etc. at the face value out of the claims of the other Lenders, etc. identified by the Agent pursuant to the provision in Sub-paragraph (i) above.

(iii)	In case of the purchase of claims as described in Sub-paragraph (ii) above, the other Lenders, etc. who have sold such claims shall give a notice by certificate as of the date proved with conclusive evidence as provided in Article 467 of the Civil Code to the Borrower at their own expense without delay after the sale thereof.

(2)	Notwithstanding the preceding Paragraph (1), if a Lender enforces the security interest, or if a Lender receives any repayment of debt obligations it has against the Borrower under this Agreement with respect to the security interest as a result of any compulsory execution or exercise of security interest through a foreclosure by a third party, then the Lenders and the Agent shall, no arrangement among the Agent and the Lenders pursuant to the assignment of receivables shall be made. In the event that a Lender enforces the security interest which breaches the provisions of Article 21(2), or that a Lender receives any repayment of debt obligations it has against the Borrower under this Agreement with respect to such security interest, an adjustment among the Lenders and the Agent as provided in the preceding Paragraph (1) shall be made.

Article 25 Rights and Duties of the Agent

(1)	The Agent shall, pursuant to the entrustment by the Lenders, perform the Agent Services and exercise its rights on behalf of the Lenders and exercise such rights that the Agent deems usually necessary or appropriate. The Agent shall not be liable for the duties other than those expressly set forth in this Agreement, nor shall be liable for any non-performance of obligations of the Borrower under this Agreement. The Agent is the Lenders’ agent and shall not be the Borrower’s agent unless otherwise stipulated herein.

(2)	The Agent shall be able to rely on the correspondences and documents (including the Request for Borrowing delivered by facsimile in accordance with Article 5(1)) deemed to be true and appropriate and deemed to be delivered bearing signature or name and seal of an appropriate person, and act relying on the opinions and explanations of experts reasonably appointed by the Agent to the extent necessary for the purpose of this Agreement.

(3)	In performance of its duties and exercise of its powers, the Agent shall pay a due care expected of a good manager.

(4)	The Agent or its directors, employees or agents shall not be liable to the Lenders for any acts taken or omitted by the Agent or its directors, employees or agents pursuant to, or in connection with this Agreement, except for its or their willful misconduct or gross negligence. If the Agent incurs any liabilities, damages, losses, expenses and others (including such expense that it may incur in order to avoid damage or loss as well as such expense that it may incur in order to recover the damage or loss (including legal fee)) in performing its duties under this Agreement, the Lenders shall jointly and severally indemnify the Agent to the extent that it is not reimbursed by the Borrower. In the event the Agent is also one of the Lenders, the Lenders other than the Agent shall jointly and severally indemnify the Agent to the extent that it is not reimbursed by the Borrower for the remaining balance after subtracting the amount to be borne by the Lender which is also the Agent, calculated according to the Commitment Ratio of such Lender (provided, however, that, after the Lenders’ Commitments are terminated, the percentage shall be that of the total principal amount of the Individual Advance Payable Amount per such Lender to the Total Outstanding Balance as of such termination) (provided, however, that if any of the Lenders is unable to perform such indemnification, the Commitment Ratio of the Lender which is also the Agent shall be the rate equal to the Commitment Ratio of the Lender which is also the Agent divided by the total of the Commitment Ratios of the Lenders excluding such Lender).

(5)	If so directed in writing by the Majority Lenders, the Agent shall act in accordance with such direction to the extent permitted by law, and in that event the Agent shall not be liable to the Borrower or the Lenders for the consequences of so acting.

(6)	Unless the Agent is notified by the Borrower or the Lenders of the existence of any of the Events of Default as provided in Article 22(1)(i) through (v) or Article 22(2)(i) through (ix) (including any circumstance which would, with lapse of time or the giving of notice or both, constitute an Event of Default), the Agent is deemed not to be able to know of the existence of such event.

(7)

The Agent shall not warrant the effectiveness, validity or enforceability of this Agreement or any matters or situations stated or represented herein. The Lenders shall enter into, and conduct transactions contemplated in, this Agreement at their sole discretion by conducting investigations as to the necessary matters including creditworthiness of the Borrower on the basis of the documents, information and other data as they deemed appropriate.

(8)	In the event the Agent is also one of the Lenders, the Agent in the capacity of the Lender under this Agreement shall have the same rights and obligations as with the other Lenders, irrespective of its duties as Agent under this Agreement. The Agent may engage in generally recognized banking transactions with the Borrower outside of this Agreement (any information that has been disclosed to the Agent by the Borrower shall be, unless expressly identified as being made in relation to this Agreement, deemed disclosed in relation to the transactions with the Borrower other than under this Agreement, and the Agent shall not be required to disclose any of the same to other Lenders.); provided that it is not obligated to disclose any information on the Borrower obtained in such transactions to the other Lenders nor is it obliged to distribute moneys obtained or earned in such transactions to the other Lenders.

(9)	In the event the Agent is also one of the Lenders, in calculation of the amount of distribution to each Lender pursuant to the provisions of Article 19, any fraction of less than one (1) yen resulting from such calculation shall be disregarded with respect to the distribution to each Lender other than the Agent and the amount of distribution to the Lender which is also the Agent shall be the balance remaining after deduction of the aggregate of the amounts of distribution to the other Lenders from the total amount of distribution to all of the Lenders.

(10)	As for the treatment of any fraction of less than one (1) yen which becomes necessary for the purpose of this Agreement, except in the case of the preceding Paragraph (9), the Agent may determine such method as it deems appropriate.

(11)	Determination as to rate of interest, Loan Period, Due Date, etc. and other determinations contained in the Agent’s notice to the Borrower or the Lenders and any and all the other monies payable hereunder shall bind the Borrower and the Lenders as conclusive unless there is a manifest error.

(12)	If the Agent receives any notice from the Borrower which is required to be given to each Lender in relation to this Agreement, the Agent shall immediately inform the Lenders of the details of such notice, or if the Agent receives any notice from a Lender which is required to be given to the Borrower or other Lenders, the Agent shall immediately inform the Borrower or the Lenders, as the case may be, of the details of such notice. The Agent shall make any documents, which the Agent has obtained from the Borrower and has kept, available for review by a Lender during the ordinary business hours.

Article 26 Resignation and Removal of the Agent

(1)	The procedures for the resignation of the Agent shall be as follows:

(i)	The Agent may resign at any time by giving written notice thereof to the Lenders and the Borrower; provided, however, that such resignation shall not become effective until the appointment and acceptance of a successor Agent.

(ii)	In the event of such notice provided in Sub-paragraph (a) above, the Majority Lenders shall appoint a successor Agent upon the Borrower’s consent.

(iii)	If a successor Agent is not appointed by the Majority Lenders or such person appointed by the Majority Leaders does not accept such appointment within 30 days after (and including) the date on which the notice set forth in Sub-paragraph (i) above has been given, the Agent in office may appoint a successor Agent upon the Borrower’s consent on behalf of the Majority Lenders.

(2)	The procedures for the removal of the Agent shall be as follows:

(i)	The Agent may be removed at any time by the Majority Lenders upon prior notice thereof to the other Lenders, the Borrower and the Agent; provided, however, that such removal shall not become effective until the appointment and acceptance of a successor Agent.

(ii)	In the event of such notice set forth in Sub-paragraph (i) above, the Majority Lenders shall appoint a successor Agent upon the Borrower’s consent.

(3)	In case the person appointed the successor Agent pursuant to Paragraphs (1) and (2) accepts the appointment, the predecessor Agent shall deliver all the documents it has kept as the Agent hereunder to the successor Agent and shall provide all the assistance necessary for the successor Agent to perform its duties as the Agent hereunder.

(4)	The successor Agent shall succeed to and become vested with the rights and duties of the predecessor Agent under this Agreement. The predecessor Agent shall be discharged from all its duties and obligations hereunder upon the assignment of office by the successor Agent; provided, however, that this Agreement shall continue in effect in respect of any actions taken (including those omitted to be taken) by the predecessor Agent while it was acting as the Agent hereunder.

Article 27 Decision-Making of the Majority Lenders

(1)	The procedures for the decision-making of the Majority Lenders shall be as follows:

(i)	If a Lender determines that an event which requires instructions of the Majority Lenders has occurred, such Lender may notify the Agent of its request for the Majority Lenders’ decision-making.

(ii)	The Agent shall, upon receipt of the notice mentioned in the preceding Sub-paragraph, promptly give notice to the Lenders that the Majority Lenders’ decision-making shall be formed.

(iii)	Each Lender which has received the notice mentioned in the preceding Sub-paragraph shall make a decision on the relevant event and notify the Agent of the contents of such Lender’s decision within five (5) Business Days.

(iv)	If the decision-making of the Majority Lenders is formed pursuant to the preceding three Sub-paragraphs, the Agent shall notify promptly the Borrower and the Lenders of the contents thereof as the Majority Lenders’ instructions.

(2)	If the Agent determines that an event which requires instructions of the Majority Lenders other than those described in the preceding Paragraph (1) has occurred, it may notify the Lenders that the Majority Lenders’ decision-making shall be formed. The procedures after such notice shall comply with the provisions of Sub-paragraphs (iii) and (iv) of the preceding Paragraph (1).

Article 28 Amendment to this Agreement

No amendment or modification to this Agreement shall be effective unless agreed in writing by the Borrower, the Lenders and the Agent.

Article 29 Transfer of Status

(1)	The Borrower shall not transfer its status or any of its rights or obligations under this Agreement without obtaining prior written consent of all Lenders and the Agent.

(2)	Unless otherwise provided herein, each Lender may assign its status and all (but not in part) of its rights and obligations under this Agreement to a third party, upon obtaining written consent from all Lenders, the Borrower and the Agent (such consents shall not unreasonably be withheld) and satisfying all of the following requirements as provided in the following Sub-paragraphs (hereinafter in this Article 29, the Lender which conducts such transfer shall be referred to as the “Status Transferor” and the person to whom such transfer is made shall be referred to as the “Status Transferee”). In such cases, the Status Transferor and the Status Transferee shall jointly send the Agent the transfer notification in the form attached hereto as Attachment 5, together with copies of the consent letters of all of the other Lenders, the Borrower and the Agent. In the case of any such transfer, the Agent shall notify the Lenders pursuant to Article 33(5) thereof.

(i)	If the assignment of the Individual Loan or other receivables as provided herein held by a Lender against the Borrower is made to the Status Transferee with respect to its status under this Agreement, the Borrower’s consent shall include consent to transfer of the Individual Loan (if any) and such consent shall be obtained as of the date of transfer which date must be proved with conclusive evidence.

(ii)	The Status Transferee shall be a Qualified Assignee.

(iii)	No withholding tax or other taxes arise from any assignment, and there will be no increase pursuant to the provisions of Article 18(5) in the amount of the Borrower’s interest expense payable to the Status Transferee; except for any assignment of status to a foreign subsidiary or affiliate due to any revocation of the Lender’s lending business in Japan.

(3)	Any and all costs and expenses incurred in relation to the transfer pursuant to the preceding Paragraph (2) shall be borne by the Status Transferor (and/or the Status Transferee, as the case may be, subject to the agreement between the Status Transferor and the Status Transferee). Not later than the date of such transfer, the Status Transferor shall pay five hundred thousand (500,000) yen (provided, however, that if the agreement between the Status Transferor and the Status Transferee with respect to the costs and expenses incurred in relation to the transfer is entered into, pursuant to which any or all of the amount five hundred thousand (500,000) yen shall be borne by the Status Transferee, such amount calculated by subtracting from five hundred thousand (500,000) yen the amount to be borne by the Status Transferee) plus the amount equal to the applicable consumption tax to the Agent in consideration of clerical procedures involved in such transfer. If any or all of such consideration of five hundred thousand (500,000) yen shall be borne by the Status Transferee pursuant to such agreement, the Status Transferor shall notify the Agent thereof not less than five (5) Business Days prior to the due date of the payment (or the date of such transfer, if the Status Transferee pays all of five hundred thousand (500,000) yen for consideration of handling charges involved in such transfer) to the Agent of such consideration borne by the Status Transferor pursuant to the second sentence of this Paragraph (3), and the Status Transferee shall pay such consideration for clerical procedures to be borne by itself plus the amount equal to the applicable consumption tax to the Agent on the date of such assignment.

Article 30 Transfer of the Individual Loan

(1)	Unless otherwise provided herein, after the performance of the Advance, the Lender may transfer the whole (but not in part) of its Individual Loan, together with all of its rights and obligations associated therewith, if all the requirements set forth in the following Sub-paragraphs are met. The Assignor and the Assignee shall fulfill requirements for perfection against third parties and requirements for perfection against the debtor with respect to such transfer as at such transfer date, and in that event, the Assignor and the Assignee jointly shall immediately notify the Agent of such transfer. Such notice shall be made by sending the Agent the transfer notification in the form attached hereto as Attachment 6. If the Individual Loan is transferred pursuant to this Article 30(1), the Assignee shall be treated as the Lender in the application of the provisions concerning such Individual Loan hereunder.

(i)	The Assignee is bound by the provisions of this Agreement with respect to the Individual Loan assigned to it (The Assignee shall not disburse any Commitment);

(ii)	The Assignee is a Qualified Assignee; and

(iii)	No withholding tax or other taxes arise from the assignment, and there will be no increase in the amount of the Borrower’s interest expense payable to the Assignee pursuant to Article 18(5); except for any assignment to a foreign subsidiary or affiliate due to any revocation of the Lender’s lending business in Japan.

(2)

Any and all costs and expenses incurred in relation to the assignment pursuant to Paragraph (1) above shall be borne by the Assignor (and/or the Assignee, as the case may be, subject to the agreement between the Assignor and the Assignee). Not later than the date of such assignment, the Assignor shall pay five hundred thousand (500,000) yen (provided, however, that if the agreement between the Assignor and the Assignee with respect to the costs and expenses incurred in relation to the assignment is entered into, pursuant to which any or all of the amount five hundred thousand (500,000) yen shall be borne by the Assignee, such amount calculated by subtracting from five hundred thousand (500,000) yen the amount to be borne by the Assignee) per Assignee plus the amount equal to the applicable consumption tax to the Agent in consideration of clerical procedures involved in such assignment. If any or all of such consideration of five hundred thousand (500,000) yen shall be borne by the Assignee pursuant to such agreement, the Assignor shall notify the Agent thereof not less than five (5) Business Days prior to the due date of payment (or the date of such transfer if the Assignee agrees to pay all of five hundred thousand (500,000) yen for consideration of handling charges involved in such transfer) to the Agent of such consideration borne by the Assignor pursuant to the second sentence of this Paragraph (2), and the Assignee shall pay such consideration for clerical procedures to be borne by itself plus the amount equal to the applicable consumption tax to the Agent on the date of such assignment.

(3)	In the case an assignment is made pursuant to Paragraph (1), the Unused Commitment Amount shall be calculated as if such assignment was not made.

Article 31 Collection from Third Party, etc.

(1)	After the Effective Date, without a prior written consent of the Agent and the Lenders, the Borrower may not entrust a third party with giving a guarantee (including provision of collateral) as to the Borrower’s obligations hereunder nor may it cause a third party to assume its obligations or performance hereunder.

(2)	A Lender may receive a payment with respect to the Borrower’s obligations hereunder from a third party (irrespective of whether such third party has a legitimate interest in the payment thereof) if all the conditions set forth in the following Sub-paragraphs are met. If a Lender receives a payment from a third party pursuant to the provisions of this Paragraph (2) such a Lender shall under the joint names of such a Lender and the third party, and the Borrower shall under its single name, immediately notify the Agent of such a payment. The provisions of Article 18(2) shall not apply to the receipt of any payment pursuant to the provisions of this Paragraph (2), and the adjustment among the Lenders and the Agent set forth in Article 24(1) shall not be made until any and all obligations owed by the Borrower hereunder are performed in full.

(i)	If a third party exercises against the Borrower the right of indemnity obtained as a result of such payments and the claims obtained through subrogation of the Lender, such right of indemnity and such claims shall be treated in the same manner as the claims so paid off, and such a third party shall submit a written consent to the Agent for the benefit of the Lender and the Agent stating that such a third party shall be bound by the provisions hereof to the extent thereof;

(ii)	The third party is not a Subsidiary or an Affiliated Company of the Borrower; or the Borrower is not a Subsidiary or an Affiliated Company of such a third party;

(iii)	If the payment constitutes a repayment of obligations under the Individual Loan, the entire amount of such Individual Loan shall be paid; and

(iv)	No withholding tax or other taxes shall arise from the payment, and there will be no increase pursuant to the provisions of Article 18(5) in the amount of the Borrower’s interest expense payable to any third parties.

When a third party exercises the right of indemnity or obtains claims in subrogation, such acquisition of the right of indemnity or claims in subrogation shall be deemed to be a transfer of the Individual Loan pursuant to Article 32 and the provisions of Article 32(2) and (3) shall apply mutatis mutandis thereto.

Article 32 Termination and Extension of the Commitment

(1)	If any of the events enumerated in Sub-paragraphs below occurs, the Commitments of all Lenders shall terminate. In such a case, the Borrower shall immediately, or with respect to the Borrower’s debts under the Advance whose Maturity Date has not arrived in as of the occurrence of the event as provided in Sub-paragraph (iii) below, on the Due Date for such obligation, pay all the obligations hereunder pursuant to Article 18. The relevant provisions of this Agreement shall continue to be effective until the Borrower shall have paid all obligations hereunder in full.

(i)	The Commitment Termination Date expires in respect of all Lenders;

(ii)	All of the outstanding obligations of the Borrower become immediately due and payable pursuant to Article 22; or

(iii)	The Borrower terminates the Commitment pursuant to the provisions of Article 2(5).

(2)	If the execution and performance of this Agreement and any transactions pursuant hereto shall constitute breach of any Laws and Ordinances binding on any of the Lenders, such Lender shall notify the Borrower through the Agent thereof, and (i) if the performance by such a Lender of the obligations to make, fund, or maintain any Individual Advance is illegal, such a Lender may terminate its Commitment as of the day immediately preceding the relevant day on which such Laws and Ordinances shall constitute breach, and (ii) if the maintaining the disbursed Individual Advance is illegal on or before the Due Date with respect to such Individual Advance, such Lender may request the Borrower to pay the total on the day before the relevant date when such Laws and Ordinances shall constitute breach (or on the due date, if the applicable Laws and Ordinances specifies any due date), as if the Due Date of such Individual Advance were met.

(3)	Extension of Commitment

(i)	Request for Extension of Commitment

When the Borrower desires to extend the Commitment, it shall request the extension of the Commitment by submitting to the Agent the Request for Extension of Commitment in the form of Attachment 7 hereto (executed under the signature or seal filed by the Borrower with the Agent in advance) (hereinafter referred to as the “Request for Extension”) specifying the proposed Commitment Termination Date after such extension (hereinafter referred to as the “Extended Commitment Termination Date”) not more than 90 days but not less than 45 days prior to each Extension Date, subject to the satisfaction of all conditions set forth in Article 32(3)(ii)(a) through (e) below on the Extension Date. The Extended Commitment Termination Date shall be the Extension Date in two years of such an Extension Date. The Borrower shall request that the Commitment shall be extended with the Extended Commitment Termination Date being the same day for all Lenders. If the Borrower requests for any extension of the Commitment concerning any Extension Date but such an extension is not made due to failure to obtain consent of the Lenders having more than 50% of total Commitment with respect to such request, then the Borrower may not request extension of Commitment concerning an Extension Date subsequent thereto. The Agent shall send a copy of the Request for Extension received from the Borrower to each Lender without delay. In such cases, each Lender shall conduct the sufficient credit evaluation of the Borrower at its discretion and reply to the Agent whether or not it consents to the extension, within a period of not more than 30 days after the Agent sends such notices. If any Lender fails to inform the Agent of its decision within such period, it shall be deemed that such a Lender did not consent to such extension. In no event shall each Lender be obliged to consent to any extension. The Agent shall, as soon as after the expiration of the reply period, give a notice to the Borrower and respective Lenders of the result of each Lender’s reply, and if all conditions set forth in Article 32(3)(ii)(a) below are satisfied as at the time of expiration of the reply period, the Agent shall give a notice to the Borrower and the Lenders consenting to the extension of the Commitment pursuant to Article 32(3)(ii)(a) below (hereinafter referred to as the “Consenting Lenders”) of the particulars of the Commitment so extended (including the Commitment Amount for the Consenting Lenders and such other matters as deemed by the Agent to be necessary; hereinafter referred to as the “Extension Statement”).

(ii)	Extension of Commitment

When the Borrower requests the extension of the Commitment pursuant to Article 32(3)(i), on such Extension Date, subject to the satisfaction of the conditions set forth in (a) through (e) below, the Commitment shall be extended, with respect to the Consenting Lenders, with the total amount of the Commitment Amount of the Consenting Lenders at the Extension Date and the Extended Commitment Termination Date that shall be the Commitment Termination Date after extension. The Commitment Amount of each Lender at such Extension Date and thereafter shall be equal to that of such Lender in effect before such Extension Date. For the avoidance of doubt, the total principal amount in the definition of the Unused Commitment Amount shall include the total principal amount of the Individual Advance Payable of the Individual Advance that has been disbursed before such Extension Date. Should the conditions provided in (a) through (e) below not be satisfied, the Commitment shall not be extended in relation to all Lenders.

(a)	The aggregate amount of the Commitment Amount for the Consenting Lenders as of the expiration of the reply period as provided in Article 32(3)(i) shall be in excess of 50% of the Total Commitment Amount as of such expiration.

(b)	No event as provided in Article 22(1)(i) through (v) or Article 22(2)(i) through (ix) nor any circumstance which would with lapse of time or the giving of notice or both constitute such event has occurred.

(c)	All the matters stated in Article 20(i) through (ix) are true and correct.

(d)	The covenants of the Borrower under Article 21 and any other obligations to be performed by the Borrower have been performed or complied with.

(e)	As for the extension of such Commitment, the Borrower’s appropriate intra-company procedures have been taken.

(iii)	Non-Extension of Commitment

The Commitment of a Lender who do not consent to extension of Commitment shall terminate on the Commitment Termination Date before such extension with respect to such Lender. In the event the Commitment is not extended, the Commitment of each Lender shall terminate on the Commitment Termination Date with respect to such Lender.

Article 33 General Provisions

(1)	Confidentiality

The Borrower shall not object to the disclosure as described in the following Sub-paragraphs:

(i)	In the event that notice has been given as to non-disbursement of any Individual Advance pursuant to Article 8(1), any Event of Default specified in each Sub-paragraph of Article 22(1) or each Sub-paragraph of Article 22(2) or any circumstance which would, with lapse of time or the giving of notice or both or fulfillment of other conditions, constitute an Event of Default has occurred, or the decision-making of the Majority Lenders is required pursuant to Article 27, the Agent and the Lenders may disclose to each other, to the extent reasonably necessary, information on the Borrower and transactions with the Borrower that has been obtained by the Agent and any of the Lenders in relation to this Agreement or an agreement or arrangement other than this Agreement.

(ii)	In the event of the transfer of status pursuant to Article 29 or assignment of the Individual Loan pursuant to Article 30, each Lender may disclose information on this Agreement to the Assignee (including the Status Transferee specified in Article 29) or a person who is considering the assignment thereof (including a broker in such transfer or assignment) on the condition that such Lender requires the recipient of such information to keep it confidential. The information on this Agreement subject to the disclosure to third parties pursuant to the preceding sentence, includes information on the Borrower’s credibility obtained in relation to this Agreement, the contents of this Agreement and matters related to this Agreement, and the contents of the Individual Loan subject to assignment and matters related to such Individual Loan, but excludes information on the Borrower’s credibility obtained through in relation to an agreement or arrangement other than this Agreement.

(2)	Assumption of Risk, Indemnity and Indemnification and Compensation

(i)	In case where any documents furnished to the Agent or a Lender by the Borrower have been lost, destroyed or damaged due to an accident, natural disaster or any other cause which is beyond the control of the Agent or Lender, the Borrower shall consult the Agent and perform its obligations hereunder in accordance with the books, vouchers, etc., maintained by the Agent or such Lender. Further, when so requested by the Agent or through the Agent by such Lender, the Borrower shall forthwith furnish the substitute documents to the Agent or to such Lender through the Agent.

(ii)	In the event a Lender or the Agent has deemed the signature or the seal impression of a representative or agent of the Borrower used in transactions hereunder to be genuine after checking with reasonable care such signature or seal impression against those filed therewith by the Borrower, the Borrower shall bear any damages and others that may arise from forgery, alteration, unauthorized use, etc. of such signature or seal impression.

(iii)	The Borrower shall bear any damages and others incurred by a Lender or the Agent due to the Borrower’s breach of provisions hereof or the Lender’s performance or non-performance of indemnification pursuant to Article 25(4).

(3)	Severability of this Agreement

Even if some and not all of the provisions of this Agreement become invalid, illegal or unenforceable, the validity, legality and enforceability of the other provisions hereof shall not be impaired or affected in any sense.

(4)	Disapplication of Agreement on Bank Transactions, etc.

None of the provisions of an agreement on bank transactions or an agreement on financial transactions that may have been submitted by the Borrower to a Lender or executed between the Borrower and a Lender shall apply to this Agreement and transactions pursuant thereto.

(5)	Notice

(i)	All notices hereunder shall be given in writing, expressly stating that notice is given under this Agreement, addressed at the attention of each recipient party hereto set forth in Schedule 1 attached hereto by any one of the following methods. Any party hereto may change its addressee by giving notification thereof to the Agent.

(a)	by hand delivery;

(b)	by registered mail or courier service;

(c)	by facsimile; or

(d)	by exchange delivery service (solely for the purpose of notices between a Lender and the Agent).

(ii)	The above notice shall be deemed to have been duly given at the time when the transmission thereof is confirmed as complete on the sender’s facsimile transmitter in the case of facsimile transmission and at the time when it is actually received by the addressee in other cases.

(6)	Change in Matters Filed

(i)	In case of a change in the matters filed with the Agent such as the trade name, representative, agent, signature, seal, address or any other matters pertaining to any Lender, the Borrower, such Lender, the Borrower shall immediately notify the Agent in writing.

(ii)	In case a notice under this Agreement is delayed or fails to reach a Lender, the Borrower due to the failure of notification under Sub-paragraph (a) above, such notice under this Agreement shall be deemed to have reached the Lender, the Borrower as at the time when notice usually reaches.

(7)	Settlement of Funds

Any commissions, etc. payable by one party to any of the other parties under this Agreement shall be borne by the party making such payment.

(8)	Calculations

As for the calculations, unless there is a separate and express provision in this Agreement, they shall be made on the daily pro-rated basis of 365 days year (including the first day but excluding the last day) with divisions being made at the end of the calculation with any fraction of less than one (1) yen being rounded down.

(9)	Preparation of Notary Deed or Other Document

Whenever so requested by the Agent or the Majority Lenders, the Borrower shall forthwith take procedures necessary to execute a notary deed or other document upon which enforcement without court trial is conferred de jure, with respect to its obligations under this Agreement in which it admits such obligations and agrees to the enforcement of them. All costs incurred in relation to the preparation of such notary deed or other document shall be borne by the Borrower.

(10)	Governing Law and Jurisdiction

This Agreement is governed by and construed in accordance with Japanese law and any dispute arising from or in connection with this Agreement shall be brought before the Tokyo District Court, which shall have a non-exclusive jurisdiction.

(11)	Language

This Agreement shall be prepared in the Japanese language and the version of this Agreement so prepared shall constitute an original.

(12)	Consultation

In the event that there arises a matter not provided herein or a question with respect to the interpretation hereof among the parties hereto, the Borrower and the Lenders shall consult one another through the Agent to resolve the matter.

IN WITNESS WHEREOF, the Borrower, Lenders and the Agent have caused this Agreement to be executed in one original by their respective representatives. The Agent shall retain such original copy and the Lenders and the Borrower will received a copy thereof from the Agent.

December 28, 2007

Borrower:

/s/ Masao Taguchi, President
Spansion Japan Limited

Lender and Agent:

/s/ Nobuo Kuroyanagi, President
The Bank of Tokyo-Mitsubishi UFJ, Ltd.

Lender:

/s/ Atsunori Matsutani, General Manager, Corporate Business Division III
The Norinchukin Bank

Lender:

/s/ Hitoshi Ishimura, President
Resona Bank, Limited

Lender:

/s/ Satoshi Saitou, Director and General Manager of Aizu Branch
The Toho Bank, Ltd.